Exhibit 4.4

Certain information has been excluded from the exhibit because we treat it as private or confidential.

January 19, 2024

QIWI PLC

acting as Seller

and

FUSION FACTOR FINTECH LIMITED

acting as Buyer 1

and

ANDREY PROTOPOPOV

acting as Buyer 2

SALE AND PURCHASE AGREEMENT

IN RELATION TO THE SHARES IN JSC QIWI

TABLE OF CONTENTS

1	DEFINITIONS	3
2	SUBJECT MATTER OF THE AGREEMENT	8
3	PURCHASE PRICE	8
4	CONDITIONS	9
5	CLOSING	11
6	PLEDGE	12
7	TERMINATION	12
8	SELLER’S INDEMNITY	13
9	WARRANTIES	13
10	PARTIES’ LIABILITY	14
11	MISCELLANEOUS	17
Schedule 1 List of the Company’s Subsidiaries		22
Schedule 2 The Purchase Price Payment Schedule		25
Schedule 3 Seller’s Warranties		26
Schedule 4 Buyer’s 1 Warranties		27
Schedule 5 Buyer’s 2 Warranties		29

THIS SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into January 19, 2024

BETWEEN

(1)

QIWI PLC, a company incorporated and existing in accordance with laws of Republic of Cyprus, registration number HE 193010, legal address: Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus (the “Seller”);

(2)

Fusion Factor Fintech Limited, a company incorporated and existing under the laws of Hong Kong, registration number 3312671, legal address: 5th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong (the “Buyer 1”); and

(3)	ANDREY PROTOPOPOV, a citizen of the Russian Federation, (the “Buyer 2”), ,

hereinafter the Buyer 1 and Buyer 2 are hereinafter collectively referred to as the Buyers, and individually – as a Buyer.

The Seller and the Buyers are hereinafter collectively referred as the “Parties” and individually referred to as a “Party”.

WHEREAS:

(A)

The Seller owns one hundred fifty-six thousand six hundred (156,600) ordinary shares with a nominal value of one hundred (100) RUB each, registration issuance number 1-01-50461-H, representing one hundred per cent (100%) in the share capital of QIWI JOINT STOCK COMPANY, a legal entity incorporated and existing in accordance with the laws of the Russian Federation, main state registration number (OGRN) 1047796041039, with its registered address at: Dorozhnaya str. 60 pp. 19 floor 2 office 12, 117405, Moscow, the Russian Federation (the “Company”), (the “Sale Shares”).

(B)	The Seller is willing to sell the Sale Shares to the Buyers and the Buyers are willing to buy the Sale Shares on the terms and subject to the conditions set out in this Agreement.
1	DEFINITIONS
1.1	The following definitions, used in this Agreement, have the meanings set out below, and the singular form (where appropriate) shall include the plural form and vice versa:
1.1.1

“Affiliate” means any other entity, body or Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control of such entity, provided, however, that the Company shall not be considered Affiliates of any Seller.

1.1.2	“Agreement” means this share purchase agreement and all schedules attached hereto.
1.1.3

“Anti-Corruption Laws” means in each case (to the extent applicable to the relevant Party): (i) any anti-corruption or anti-bribery laws, rules or regulations that prohibit, inter alia, the provision or promise to provide cash or any other valuables to a public servant or to any person for the purpose of influencing the actions or decisions of such public servant or person or influencing such public servant or person, including all anti-corruption Applicable Law; (ii) U.S. Foreign Corrupt Practices Act 1977 (as amended); (iii) UK Bribery Act 2010; (iv) Federal Law of the Russian Federation No. 273-FZ “On counteraction to corruption” dated 25 December 2008 (as amended); and (v) Federal Law of the Russian Federation No-115 FZ “On Counteraction against Legalization (Laundering) of the Proceeds of Crime and Financing of Terrorism” dated 7 August 2001 (as amended).

1.1.4

“Anti-Money Laundering Laws” means any anti-money laundering laws and regulations applicable to the Parties, which introduce a ban on participation in financial transactions or on facilitating financial transactions that promote or hide illegal activities or the financing of terrorism in a particular jurisdiction.

1.1.5

“Applicable Law” means, with respect to any Person, all provisions of laws, rules, or regulations applicable to such Person or any of its assets or property, and all judgments, injunctions, orders and decrees of any competent authority exercising statutory or delegated powers over such Person in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

1.1.6

“Business Day” means a day on which banks are generally open for business in the city of Nicosia (the Republic of Cyprus), the city of Moscow (the Russian Federation) and the city of Hong Kong (special administrative region of China).

1.1.7	“Buyers” has the meaning set out in the introductory paragraph.
1.1.8	“Buyer 1” has the meaning set out in the introductory paragraph.
1.1.9	“Buyer 2” has the meaning set out in the introductory paragraph.
1.1.10	“Buyers’ Group” means the Buyers and their Affiliates.
1.1.11	“Buyer’s 1 Share Account” means personal account (in Russian: лицевой счет) of the Buyer 1 with the Registrar.
1.1.12	“Buyer’s 2 Share Account” means personal account (in Russian: лицевой счет) of the Buyer 2 with the Registrar.
1.1.13	“Buyers’ Share Accounts” means Buyer’s 1 Share Account and Buyer’s 2 Share Account.
1.1.14	“Buyer’s 1 Warranties” has the meaning set out in clause 9.2(A).
1.1.15	“Buyer’s 2 Warranties” has the meaning set out in clause 9.2(B).
1.1.16	“Buyers’ Warranties” has the meaning set out in clause 9.2.
1.1.17	“Claim” means any claim made by any Buyer against the Seller in respect of a breach of the Seller’s Warranties or any other obligation under or in connection with this Agreement.
1.1.18	“Closing” means the completion of the Transaction as set out in clause 5.2.1.
1.1.19	“Closing Actions” has the meaning set out in clause 5.2.1.

1.1.20	“Closing Date” has the meaning set out in clause 5.1.1.
1.1.21	“Company” has the meaning set out in clause (A) of the Preamble.
1.1.22	“Company’s Subsidiaries” means any legal entity where the Company directly or indirectly owns any shares / participation interests listed in Schedule 1 to this Agreement.
1.1.23	“Conditions” has the meaning set out in clause 4.1.1.
1.1.24

“Confidential Information” means all information of any kind or nature (whether written, oral, electronic or in any other form), including, without limitation, the contents of this Agreement, any financial information, trade secrets or other information, which a Party from time to time may receive as a result of entering into or performing its obligations pursuant to this Agreement, relating to another Party or the Company, which is not in the public domain.

1.1.25

“Control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a Person, whether through ownership or otherwise (the terms “Controlling”, “Controlled by” shall be interpreted respectively).

1.1.26	“Dispute” has the meaning set out in clause 11.13.2.
1.1.27

“Encumbrance” means any rights and claims, including pledge, mortgage, lease, sublease, uncompensated use, easement, lien, assignment, dispute or seizure, interim measures ordered by a court or tribunal, and any other limitations of rights to own, use and dispose of, as contemplated by the Applicable Law and by contract, including, for the avoidance of doubt, any right to acquire, an option, pre-emptive right, and any contract, including preliminary agreement, fiduciary management agreement, option to contract, pre-emptive right or right of conversion, or agreement to establish the same.

1.1.28	“Grounds for Compensation of Seller’s Indemnified Loss” has the meaning set out in clause 8.1.
1.1.29	“Long Stop Date” means 29 February 2024.
1.1.30	“Party” has the meaning set out in the introductory paragraph.
1.1.31	“Person” means any natural person, corporate or unincorporated body (whether or not having separate legal personality), as the case may be.
1.1.32	“Pledge” has the meaning set out in clause 6.1.
1.1.33	“Postponed Closing Date” has the meaning set out in clause 5.2.4.
1.1.34	“Postponed Long Stop Date” has the meaning set out in clause 4.2.3(B).
1.1.35	“Purchase Price” has the meaning set out in clause 3.1.1
1.1.36	“Purchase Price 1” has the meaning set out in clause 3.1.1(A).
1.1.37	“Purchase Price 2” has the meaning set out in clause 3.1.1(B).

1.1.38	“Protected Persons” has the meaning set out in clause 8.1.
1.1.39	“RAC” has the meaning set out in clause 11.13.2.
1.1.40	“Registrar” means JSC “Reestr” (in Russian: АО «Реестр») (main state registration number (OGRN) 1027700047275).
1.1.41	“Regulatory Approvals” has the meaning set out in clause 4.1.1(A).
1.1.42

“Relevant Authorities” means any central bank, ministry, governmental, quasi-governmental, national, supranational (including the European Union), statutory, environmental, administrative, supervisory, fiscal or investigative body or authority (including any antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign investment or national security review body), any national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), any tribunal, court, trade agency, association, institution or any other body or Person whatsoever in any jurisdiction.

1.1.43	“RUB” means Ruble, the lawful currency of the Russian Federation.
1.1.44	“Russian FAS” means the Federal Antimonopoly Service of the Russian Federation.
1.1.45	“Sale Shares” has the meaning set out in the clause (A) of Preamble.
1.1.46

“Sanctioned Person” means any Person or organization which (from time to time): (i) is designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by the UK Office of Financial Sanctions Implementation, designated on the consolidated list of Persons, groups and entities subject to Sanctions; (ii) is, or is part of, a government of a Sanctioned Territory; (iii) is owned or controlled by, or acting on behalf of, any of the foregoing; (iv) is located within or operating from a Sanctioned Territory; or (v) is otherwise targeted under any Sanctions.

1.1.47

“Sanctioned Territory” means any country or other territory targeted by a comprehensive export, import, financial or investment embargo under Sanctions (from time to time) where such restrictions or embargos (as applicable) applied on a country-wide or territory-wide basis (as applicable) so as to prohibit or otherwise restrict trade or other transactions with that country or territory (as applicable) or Persons located in that country or territory.

1.1.48

“Sanctions” means any trade, economic or financial sanctions or restrictive measures administered, enacted or enforced from time to time by the European Union (EU), the United States of America (U.S.) and the United Kingdom, in force from time to time, including, but not limited to, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. (OFAC), Department of the Treasury, the Entity List and Denied Persons List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce (BIS), the list of statutorily or administratively debarred parties maintained by the Directorate of Defense Trade Controls of the U.S. Department of State, the list of Persons, groups and entities subject to EU sanctions, as amended from time to time.

1.1.49	“Seller” has the meaning set out in the introductory paragraph.

1.1.50	“Seller’s Account” means the bank account with the following details:

Bank: QIWI Bank (Joint-stock company)

Bank address: Russia, 117648, Moscow, Severnoe Chertanovo district, 1А, bld. 1

Bank account: 40807810900000004484

BIC: 044525416

Correspondent account 30101810645250000416 in the Central Federal District Directorate of the Bank of Russia

Currency: RUB

or any other bank account to be specified by the Seller by way of notice to the Buyers no later than 5 (five) Business Days prior to the Closing Date.

1.1.51	“Seller’s Bank” means QIWI Bank (Joint-stock company).
1.1.52

“Seller’s IP” means the combination of the intellectual property rights to the trademarks, domain names, web sites, social media accounts, software, etc., which are used to identify the products and services of the Company and its Subsidiaries and to differentiate them from those of their competitors, and which have been created and/or registered in Russia specifically for the purpose of conducting business on the Russian market.

1.1.53	“Seller’s Group” means the Seller and its Affiliates (excluding the Company and the Company’s Subsidiaries).
1.1.54	“Seller’s Share Account” means the following personal account (in Russian: лицевой счет) of the Seller with the Registrar: 5V.
1.1.55	“Seller’s Indemnified Loss” has the meaning set out in clause 8.1.
1.1.56	“Seller’s Warranty” has the meaning set out in clause 9.1.
1.1.57	“Shares 1” has the meaning set out in 2.1(A).
1.1.58	“Shares 2” has the meaning set out in 2.1(B).
1.1.59	“Signing Date” means the date of this Agreement.
1.1.60	“Surviving Provisions” means clauses 1, 10 and 11.
1.1.61

“Tax” means all direct and indirect taxes, customs duties, charges, fees, duties and other assessments imposed by any authority, whether determined by reference to income and profits or social security fees and other assessments, including but not limited to any income tax, sales tax, product tax, withholding tax, property tax, value added tax, transfer tax and stamp duty, together with any costs, interest, penalties, surcharges or other additional amounts to such taxes.

1.1.62	“Transaction” means the transactions contemplated by this Agreement.
2	SUBJECT MATTER OF THE AGREEMENT
2.1

Subject to the Conditions being satisfied (or waived, as applicable) and subject to the other terms set out in this Agreement, the Seller is obliged to sell the Sale Shares and the Buyers are obliged to purchase the Sale Shares, whereby:

(A)

Buyer 1 shall purchase one hundred and fifty-six thousand five hundred and ninety-nine (156,599) ordinary shares with a nominal value of one hundred (100) RUB each in the share capital of the Company and held by the Seller (“Shares 1”); and

(B)	Buyer 2 shall purchase one (1) ordinary share with a nominal value of one hundred (100) RUB in the share capital of the Company and held by the Seller (“Shares 2”),

in each case pursuant to and in accordance with the terms of this Agreement.

2.2	The Sale Shares shall be sold by the Seller to the Buyers on Closing, free and clear of any Encumbrances and together with all rights attaching to them.
3	PURCHASE PRICE
3.1	Purchase Price amount
3.1.1	The aggregate consideration for the Sale Shares (the “Purchase Price”) shall be RUB 23,750,000,000 consisting of:
(A)	consideration for Shares 1 which equals to RUB 23,749,848,340 (the “Purchase Price 1”); and
(B)	consideration for Shares 2 which equals to RUB 151,660 (the “Purchase Price 2”)
3.2	Payment of the Purchase Price
3.2.1

Payment of the Purchase Price shall be made by the Buyers to the Seller in six (6) instalments in accordance with the payment schedule agreed by the Parties in Schedule 2 to this Agreement. The Purchase Price to be paid by the Buyers to the Seller shall be without any deduction on account of any commission, cost, set-off or Taxes.

3.2.2	Any early payment of the Purchase Price (part thereof) is allowed without a prior notice to the Seller.
3.2.3	The Buyers shall pay the relevant part of the Purchase Price by way of payment in RUB to the Seller’s Bank Account by electronic funds transfer in immediately available funds.
3.2.4

Crediting of the relevant part of the Purchase Price in the Seller’s Bank Account shall constitute valid discharge of the Buyers’ obligations under this clause 3.2 to the extent the respective part of the Purchase Price is actually received in full on the Seller’s Bank Account.

3.2.5

The Parties hereby acknowledge and agree that the Buyer 1 shall be entitled to pay the Purchase Price 2 (or the relevant part hereof) or any other payments under this Agreement on behalf of the Buyer 2 and such payment shall constitute a valid discharge of the Buyer’s 2 obligations under this clause 3.2 and other provisions of this Agreement to the extent the Purchase Price 2 (or the relevant part hereof) or the relevant payment is actually received in full on the Seller’s Bank Account.

3.3	Penalty
3.3.1

In case any of the Buyers’ obligations stipulated in clause 3.2 are breached, the Seller shall be entitled for penalty in the amount of 0.025% of the amount of the relevant overdue instalment for each day of delay. The Buyers shall pay the penalty specified in this clause 3.3.1 within five (5) Business Days upon the receipt of the Seller’s demand to pay the penalty. Payment of the penalty shall not relieve the Buyers from the performance of their obligations under this Agreement. The maximum amount of the penalty payable by the Buyers is limited to 10% of the Purchase Price 1 for the Buyer 1 and 10% of the Purchase Price 2 for Buyer 2.

4	CONDITIONS
4.1	Conditions precedent
4.1.1	The obligations of the Parties to complete the Transaction in accordance with clause 5 shall be subject to the following conditions (the “Conditions”):
(A)

the Buyers have obtained from the Relevant Authorities all consents, approvals and permissions, as required by the Applicable Law, for the consummation of the Transaction which are reasonably satisfactory to the Seller and, if imposed by the Relevant Authorities, implemented all pre-сlosing conditions that are required by such consents, approvals and permissions, and obtained confirmation from the Relevant Authorities on due implementation of such pre-closing conditions, if such confirmation is required by the Applicable Law (the “Regulatory Approvals”), including but not limited to the following:

(i)	approval by the Russian FAS under the Federal Law No. 135-FZ “On Protection of Competition” dated 26 July 2006 (as amended),
(ii)	the Russian Central Bank under the Federal Law No. 395-1 “On Banks and Bank Activity” dated 12 December 1990 (as amended), and
(iii)	any other approvals and consents of the Relevant Authorities that may become necessary for the completion of the Transaction in accordance with the Applicable Law;
(B)

the Buyer 2 has delivered to the Seller the duly signed resignation letters as a Director, the Chief Executive Officer of the Seller and other official of any company of the Seller’s Group, according to which he has resigned from such positions immediately from the date of registration of title to the Sale Shares from the Seller to the Buyers;

(C)	the Buyers have opened the Buyers’ Share Accounts; and
(D)

no statute, rule, regulation, executive order, decree, injunction or re-straining order have been enacted, entered, promulgated or enforced by any governmental authority which has the effect of making unlawful or otherwise prohibiting the sale of the Sale Shares as set forth in this Agreement and/or receipt of the Purchaser Price.

4.2	Responsibility of the Parties for the satisfaction of the Conditions
4.2.1

The Parties shall immediately notify the other Party if they have any reason to believe that any Condition may not be satisfied, or that satisfaction may be delayed, or that it may be satisfied earlier than expected.

4.2.2	The Buyers undertake to use all reasonable endeavors to procure the fulfillment of the Conditions set out in clause 4.1.1(B) and 4.1.1(C) of this Agreement.
4.2.3

If any of the Conditions (save for those compliance with which has been waived in accordance with clause 4.3) (in relation to Buyers – except for Conditions, specified in clauses 4.1.1(B) and 4.1.1(C)) has not been fulfilled on or before the Long Stop Date (or such other date as the Parties may agree in writing) each Party may, in its absolute discretion:

(A)	terminate this Agreement by notice in writing to the other Parties with effect from the day when the notice shall be deemed duly given in accordance with this Agreement; or
(B)

postpone the Long Stop Date by up to sixty (60) days (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”) by notice in writing to other Parties. For the avoidance of doubt all the provisions of this Agreement in respect of the Long Stop Date shall be also applicable to the Postponed Long Stop Date.

4.3	Waiver
4.3.1

Only a Condition specified in clause 4.1.1(B) may be waived in whole or in part by mutual agreement of the Parties. If this Condition is waived under this clause 4.3.1, then such Condition shall not apply, and no Party shall be obliged or responsible for the satisfaction of the relevant Condition.

4.4	Further Undertakings
4.4.1

The Parties shall use best endeavours to ensure that the Seller and the Company will enter into the relevant agreements to transfer the Seller’s IP from the Seller to the Company and complete such transfer no later than twenty-four (24) months from the Closing Date.

4.4.2

The Parties agree that prior to the completion of the transfer of the rights to the Seller’s IP to the Company, the Company shall have the right to use the Seller’s IP on the basis of license agreements. The Seller shall use best endeavours to ensure that such rights are granted to the Company no later than four (4) months from the Closing Date.

4.4.3

A Party shall immediately notify other Parties if it has any reason to believe that any of the undertakings set out in clauses 4.4.1 and 4.4.2 of this Agreement may not be satisfied, or that satisfaction may be delayed.

4.4.4

The Party that failed to fulfil or improperly fulfilled its undertakings under clauses 4.4.1 and 4.4.2 of this Agreement, including failure to meet the deadline specified in clause 4.4.1, shall reimburse the other Party for any losses the latter incurred thereby.

4.4.5

The Buyers undertake to ensure that the Company’s Subsidiaries will remain part of the Company’s group in the same percentage of shares/participatory interests held by the Company or the Company’s Subsidiary until the Purchase Price has been paid in full, unless the written consent (which shall not be unreasonably withheld or conditioned) is obtained from the Seller. Without prejudice to this clause 4.4.5, the Parties agreed that potential changes in the Company’s Subsidiaries structure amounting to no more that 1% of the total assets of consolidated accounts of the Company shall not be subject to any consent from the Seller.

5	CLOSING
5.1	Closing Date
5.1.1

Closing shall (subject to all Conditions having been satisfied and/or waived and remaining satisfied and/or waived, in each case in accordance with this Agreement) take place on the 5 (fifth) Business Day following the satisfaction or waiver of the last Condition (the “Closing Date”) at the office of the Registrar, unless otherwise mutually agreed by the Parties.

5.2	Closing Actions
5.2.1	On the Closing Date, the following actions shall occur in the following order (the “Closing Actions”, which in their entirety shall constitute the “Closing”):
(A)

the Buyers shall deliver to the Seller (unless delivered earlier) documentary evidence in form and substance reasonably satisfactory to the Seller confirming that all Regulatory Approvals have been obtained and fully satisfied;

(B)

the Seller shall deliver to the Buyers an extract from the Seller’s Share Account showing the Seller’s title to the Sale Shares free from any Encumbrances and dated not earlier than 3 (three) Business Days prior to the Closing Date;

(C)	the Buyers shall provide the Seller with details of the Buyers’ Share Accounts for the purposes of transfer of the Sale Shares;
(D)

the Buyers shall pay the First Instalment (as defined in Schedule 2 to this Agreement), in immediately available funds with the same date value, without any set-off, deduction or counterclaim, to the Seller’s Account (such payment to be evidenced by confirmation to the Seller from the Seller’s Bank that the entire amount of the First Instalment has been credited to the Seller’s Account);

(E)	the Buyer 2 and the Seller shall enter into the pledge agreement pursuant to clause 6.1 hereto.
(F)	subject to fulfillment of the Closing Actions specified in clauses 5.2.1(A)- 5.2.1(E) above the Seller shall transfer:
(i)	Shares 1 to the Buyer’s 1 Share Account;
(ii)	Shares 2 to the Buyer’s 2 Share Account,

by delivering to the Registrar the transfer instructions (in Russian: передаточные распоряжения) in relation to the Sale Shares in the form prescribed by the Registrar duly signed by the Seller.

5.2.2	At Closing the Parties shall execute such further documents and take such further actions as may be necessary to give full force and effect to the provisions of this Agreement.
5.2.3

If in any respect the Closing Actions set out in clause 5.2.1 are not complied with on the Closing Date, the Closing shall only be deemed to have taken place if the Part(y)(ies) not in default confirms in writing on the Closing Date that it/they accept(s) that the Closing may take place (without prejudice to all rights or remedies available to such Part(y)(ies), including the right to claim damages).

5.2.4

If in any respect the Closing Actions set out in clauses 5.2.1(A), 5.2.1(C), 5.2.1(D) and 5.2.1(E) are not complied with on the Closing Date and the Seller does not confirm that the Closing may take place as set out in clause 5.2.3, the Seller may, in its absolute discretion:

(A)	terminate this Agreement by notice in writing to the Buyers with effect from the day when the notice shall be deemed duly given in accordance with this Agreement; or
(B)

postpone the Closing Date by up to thirty (30) days (the Closing Date, as so postponed, being the “Postponed Closing Date”) by notice in writing to the Buyers. For the avoidance of doubt all the provisions of this Agreement in respect of the Closing Date shall be also applicable to the Postponed Closing Date.

6	PLEDGE
6.1

On the Closing Date Buyer 2 being sole shareholder of Buyer 1 as pledgor and the Seller as pledgee shall enter into the pledge agreement, pursuant to which Buyer 2 grants a pledge over one hundred per cent (100%) of shares and other securities converted in shares in the charter capital of Buyer 1 to the Seller to secure due performance by the Buyers of due performance of any and all existing and future obligations of the Buyers arising out of this Agreement (the “Pledge”).

6.2	In accordance with paragraph 5, Article 488 of the Civil Code of the Russian Federation, the Parties agree that the Seller does not have the right of pledge to the Sale Shares.
7	TERMINATION
7.1	If:
(A)

the Conditions (save for those compliance with which has been waived in accordance with clause 4.3) have not been fulfilled on or before the Long Stop Date (or on the Postponed Long Stop Date only in case provided for in clause 4.2.3(B) of this Agreement) in accordance with the provisions of this Agreement;

(B)

if the Regulatory Approvals directly or indirectly, adversely impact, impair or effect the economic benefits of the Seller under this Agreement (including the Seller’s receipt of the Purchase Price in accordance with this Agreement) or impose or purport to impose any adverse term, restriction, requirement or obligation on the Seller, or

(C)

following the satisfaction of the Conditions, Closing does not occur on the Closing Date (or on the Postponed Closing Date only in case provided for in clause 5.2.4 of this Agreement) in accordance with the provisions of this Agreement;

in each case above (other than directly as a result of actions and/or omissions of the Seller), the Seller may terminate this Agreement with immediate effect by notice in writing to the Buyers, provided that the Surviving Provisions shall remain in full force and effect notwithstanding termination of this Agreement. In the event of such termination, the Buyers shall have no Claims against the Seller under this Agreement.

7.2	For the avoidance of doubt, the termination of this Agreement under this clause 7 shall not affect any of the Seller's rights and remedies available under this Agreement.
7.3

If the Regulatory Approvals directly or indirectly, adversely impact, impair or effect economic benefits of the Buyers or impose or purport to impose any averse term, restriction, requirement or obligation on the Buyers and/ or on the Company and or its subsidiaries other than obligations to notify the regulatory authorities, the Buyers may terminate this Agreement with immediate effect by notice in writing to the Seller, provided that the Surviving Provisions shall remain in full force and effect notwithstanding termination of this Agreement.

7.4	For the avoidance of doubt, the termination of this Agreement under this clause 7 shall not affect any of the Buyers’ rights and remedies available under this Agreement.
8	SELLER’S INDEMNITY
8.1

In accordance with Article 406.1 of the Civil Code of the Russian Federation, the Buyers undertake to indemnify the Seller upon the Seller’s request the indemnified loss incurred by the Seller and/or its Affiliates and/or any Protected Person (as specified below) (the “Seller’s Indemnified Loss”), arising as a result of any claim by the Buyers (or its Affiliate) and any representative of the Buyers in the corporate bodies of the Company, against the Seller (or any of its Affiliates), the general director and any member of the board of directors of the Company nominated prior to the Closing Date (the “Protected Persons”) in connection with any acts or omissions by any of the Protected Persons as the shareholder of the Company, general director or member of the board of directors of the Company in the period prior to the Closing Date (including in cases where the consequences of the relevant acts or omissions by any of the Protected Persons occurred after the Closing Date), including by claiming damages against the Company in accordance with Article 53. 1 of the Civil Code of the Russian Federation, Clause 3 of Article 67.3 of the Civil Code of the Russian Federation or Chapter III.2 of Federal Law No. 127-FZ “On Insolvency (Bankruptcy)” dated 26 October 2002 (the “Grounds for Compensation of Seller’s Indemnified Loss”).

8.2

The amount of the Seller's Indemnified Loss to be compensated to the Seller as a result of the occurrence of the relevant Ground for Compensation of Seller’s Indemnified Loss shall be deemed to be the sum of all claims, demands, costs and expenses actually incurred by the Seller, Seller’s Affiliates and/or the Protected Persons, as well as all legal costs and other reasonable and documented expenses.

8.3

For the avoidance of doubt, all the Seller’s Indemnified Loss incurred by the Seller’s Affiliates and/or a Protected Person shall be deemed to be the Seller’s Indemnified Loss incurred or to be incurred directly by the Seller and shall be reimbursed to the Seller.

9	WARRANTIES
9.1

Subject to the limitations set forth in this Agreement, in accordance with Article 431.2 of the Civil Code of the Russian Federation the Seller hereby gives to the Buyers the warranties specified in Schedule 3 to this Agreement all of which are made as of the Signing Date (unless otherwise specified in Schedule 3 to this Agreement) and as of the Closing Date as if repeated immediately before Closing by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Seller’s Warranties, to the Signing Date is substituted by a reference to the Closing Date (jointly the "Seller’s Warranties" and each a "Seller’s Warranty").

9.2	In accordance with Article 431.2 of the Civil Code of the Russian Federation:
(A)	the Buyer 1 gives the warranties to the Seller specified in Schedule 4 to this Agreement (“Buyer’s 1 Warranties”); and
(B)	the Buyer 2 gives the warranties to the Seller specified in Schedule 5 to this Agreement (“Buyer’s 2 Warranties”),

all of which are made as of the Signing Date (unless otherwise specified in Schedule 4 or Schedule 5 to this Agreement) and as of the Closing Date as if repeated immediately before Closing by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Buyers’ Warranties, to the Signing Date is substituted by a reference to the Closing Date (jointly the "Buyers’ Warranties" and each a "Buyers’ Warranty").

9.3

Neither Party shall have the right to terminate (unilaterally refuse to perform in whole or in part) this Agreement if any warranties of the other Party is inaccurate including in accordance with paragraph 2 of Article 431.2 of the Civil Code of the Russian Federation. For the purposes of paragraph 2 of Article 431.2 of the Civil Code of the Russian Federation, the Parties agree that any breach of warranties shall not be deemed a material breach of this Agreement.

9.4

If any warranty of any Party is inaccurate, the Seller shall be entitled to demand from the Buyers and the Buyers shall be entitled to demand from the Seller that provided the inaccurate representations to pay the damages caused by the unreliability of such representation, subject to the provisions on limitation of liability set forth in this Agreement.

9.5

The Buyers hereby confirm that they find the state of the Company, Subsidiaries, their assets and obligations as being compliant with the provisions hereof, suitable for the purposes of the transaction contemplated hereby. The Buyers received in full all the required information in respect of the Sale Shares, the Company, the Subsidiaries, their assets and obligations, as well as the Buyers are fully aware of the state and aspects of the Sale Shares, the Company, the Subsidiaries, their assets and obligations, any former, potential or existing claims, prescriptions, fines, notices, demands and other claims of similar nature in respect of any of the abovementioned. The Buyers agree to acquire (through the acquisition of the Sale Shares) the Company, the Subsidiaries, their assets and obligations in a state “as is, where is, and with all defects” as of the date hereof, without any liability on the part of the Seller or reduction of the Purchase Price.

10	PARTIES’ LIABILITY
10.1	No other Seller’s Warranties
10.1.1

The Seller’s Warranties are the only warranties given by the Seller to the Buyers under this Agreement and in relation to the Transaction contemplated by this Agreement. The Buyer may not rely, and have not relied, on any other information, statement or warranty (express or implied), whether pursuant to law, legal principles or theory or on any other grounds, except as set out in this Agreement.

10.1.2

The Buyers acknowledge and confirm that they are not aware of any matter, fact or circumstance which would give rise to a claim against the Seller’s for a breach of any of the Seller’s Warranties, any other provision of this Agreement.

10.2	No other Buyers’ Warranties
10.2.1

The Buyers’ Warranties are the only warranties given by the Buyers to the Seller under this Agreement and in relation to the Transaction contemplated by this Agreement. The Seller may not rely, and have not relied, on any other information, statement or warranty (express or implied), whether pursuant to law, legal principles or theory or on any other grounds, except as set out in this Agreement.

10.2.2

The Seller acknowledges and confirms that they are not aware of any matter, fact or circumstance which would give rise to a claim against the Buyers for a breach of any of the Buyers’ Warranties, any other provision of this Agreement.

10.3	Remedies
10.3.1

The Buyers’ sole and exclusive remedy for a breach of this Agreement by the Seller is to claim for damages for breach of contract. This remedy shall be exclusive and it is specifically agreed that no other remedy pursuant to law, legal principles or theory or on any other grounds, including (but not limited to) the right to rescind this Agreement, shall be available to the Buyers.

10.4	Monetary and time limitations
10.4.1	The Seller’s maximum aggregate liability under this Agreement shall not exceed the Purchase Price or the part thereof actually received by the Seller.
10.4.2

The Seller shall compensate the Buyers only for documented actual damages caused by non-performance or improper performance of this Agreement and shall not be obliged to compensate any loss of profit (in Russian: упущенная выгода).

10.4.3	The Seller’s liability shall be equal to RUB ten thousand (10,000) rubles in respect of any Claim or series of the related Claims, unless the following conditions are satisfied:
(A)	all Claims against the Seller together exceed in aggregate 5% (five per cent) of the Purchase Price;
(B)	a Claim is served upon the Seller by the Buyers on or before expiration of 6 (six) months from the Closing Date;
(C)

a Claim is presented to the Seller as soon as reasonably possible but no later than 30 (thirty) Business Days from when any of the Buyers became or should have become aware of the circumstances giving rise to a Claim; and

(D)	the Buyers comply with the clause 10.5 – in case of any Third Party Claims.
10.5	Third Party Claims

10.5.1

If the Buyers become aware of any third party claim, action or demand which may give rise to any Claim for which the Seller may be liable under or in connection with this Agreement (the “Third Party Claim”), the Buyers shall (and shall ensure that the Company and/or respective Company’s Subsidiary shall) as soon as practicably possible (and in any event within 10 (ten) Business Days) after it becomes aware of such Third Party Claim, give written notice to the Seller specifying the fact, matter or circumstance which gave rise to such Third Party Claim in reasonable detail, including the Buyers’ estimate of the amount of such Third Party Claim and the Claim, respectively, and details of the evidence on which the Buyers are relying in respect of such Third Party Claim.

10.5.2

The Buyers shall ensure that the Seller is informed without undue delay of the developments of the matter and shall be provided with copies of any correspondence or documentation material to the negotiation, dispute or litigation.

10.5.3

The Buyers shall not (and shall procure that the Company and any Company’s Subsidiary shall not) admit, dispose of or otherwise settle such Third Party Claim without the prior written consent of the Seller.

10.5.4

The Seller is entitled to provide the Buyers with consultations and recommendations with respect to the conduct of any Third Party Claim which may give rise to a Claim for which the respective Seller may be liable. In case the Buyers do not follow such consultations and recommendations when conducting the respective Third Party Claim, the provisions of clause 10.4.3(D) shall apply.

10.5.5

If the Buyers or the Company or any Company’s Subsidiary have a right to compensation or recovery (whether by payment, discount, credit, relief or otherwise) relating to Third Party Claim from any third party, such Claim that the Buyers may make shall be reduced by the amount of such compensation or recovery, or, if such compensation or recovery has been received after the Seller has compensated the Buyers, the Buyers undertake to refund the amount of such compensation or recovery to the Seller.

10.5.6	No liability shall arise in respect of any breach of this Agreement in respect of any Claim, which is recoverable under a policy of insurance in force on the Closing Date.
10.6	Other limitations
10.6.1	A liability, which is contingent, shall not constitute a Claim recoverable under this Agreement, unless and until such contingent liability becomes an actual liability and is due and payable.
10.6.2	The Buyers shall not be entitled to recover from the Seller under this Agreement:
(A)	more than once in respect of the same circumstance or event;
(B)	in respect of breach of any Seller’s Warranties in case the Closing does not occur for any reason.
10.6.3	The Buyers shall not be entitled to make any Claim to the extent that:
(A)

the Claim resulted from the passing of, or change in, any legislation, regulation or official administrative practice (including any changes in Tax rates or accounting standards) of any Relevant Authority not in force on the Signing Date, or which takes effect retrospectively;

(B)	the court decision on the Third Party Claim has not come into force following the cassation appeal (if the dispute on such Third Party Claim is resolved in accordance with the laws of the Russian Federation) or any similar court instance / re-appeal in a relevant foreign jurisdiction (if the dispute on such Third Party Claim is resolved by the laws of the relevant foreign jurisdiction);

(C)

the Claim would not have occurred but for any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request or with the approval of the Buyers;

(D)

the Claim would not have occurred but for any act, omission or transaction (other than any act, omission or transaction set out in or required under this Agreement) of the Buyers or their Affiliates, or deriving from the Buyers (including, without limitation, the Company from the Closing) or their respective directors, employees or agents or successors in title;

(E)	the Claim consists of any loss of profit, income, goodwill, or possible business after the Closing, whether actual or prospective, or for any punitive, special, indirect or consequential loss; or
(F)	the Buyer or any of its Affiliates is aware at the Signing Date of the fact, matter, event or circumstance which is or may reasonably become a subject matter of a Claim.
10.7	Buyers’ liability
10.7.1

The Parties acknowledge and agree that the Buyers shall be severally liable to the Seller for each and all acts, omissions, obligations and liabilities, as the case may be, including but not limited to the payment of the Purchase Price under this Agreement and for all breaches of this Agreement by the Buyers.

11	MISCELLANEOUS
11.1	No set-off
11.1.1

Every payment payable by the Buyers (any of them) under, or pursuant to the terms of, this Agreement shall be made by the respective Buyer clear of any right of set off and without any withholding or deduction for or on account of any counterclaim or otherwise, unless otherwise agreed by the Parties in writing.

11.2	Buyers’ joint actions
11.2.1

The Parties acknowledge and agree that any and all actions to be taken by the Buyers jointly and / or by the Buyer 2 individually hereunder may be taken by Buyer 1 on behalf of Buyer 2. Buyer 2 hereby irrevocably appoints and grants all powers to Buyer 1 (in the meaning of paragraph 4 of the article 185 of Civil Code of the Russian Federation) to act on its behalf to execute all documents and take all actions contemplated herein in order to complete the purchase of the Sale Shares, in each case subject to the terms and conditions of this Agreement.

11.3	Notices
11.3.1

All notices given or made under the Agreement shall be in writing in the English language and shall be deemed to have been duly given or made when delivered by courier or by e-mail (with the relevant document attached as a pdf) to Party in question as follows:

(A)	If to Seller:

Address: Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus

E-mail: office@qiwi.com.cy

For the attention of: the Chief Executive Officer or the Deputy Chief Executive Officer

(B)	If to the Buyer 1:

Address: 5/F Jardine HSE 1 Connaught Place Central Hong Kong

E-mail: info@fusion-factor.com

For the attention of: the Director

(C)	If to the Buyer 2:

Address:

E-mail:

For the attention of: Andrey Protopopov

or to such other postal address or e-mail address of which such Party notifies other Parties in accordance with this clause 11.1.

11.4	Fees and expenses
11.4.1

Each Party shall bear its own fees and expenses in connection with the preparation and implementation of the actions contemplated by this Agreement, including, but not limited to, all fees and expenses of investment bankers, representatives, counsels and accountants.

11.4.2

All other costs that may arise in connection with the execution and consummation of this Agreement, including but not limited the Registrar fees for the transfer of the Sale Shares from the Seller’s Share Account to the Buyers’ Share Accounts, shall be borne by the Seller.

11.5	Assignment
11.5.1

The Seller may, by operation of law or otherwise, assign, transfer or grant any security interest or other rights in or over any of its rights or obligations under this Agreement, without the prior written consent of the Buyers.

11.5.2

The Buyers may not, by operation of law or otherwise, assign, transfer or grant any security interest or other rights in or over any of its rights or obligations under this Agreement, without the prior written consent of the Seller.

11.6	No waiver

11.6.1

Save as otherwise expressly provided in this Agreement, failure by any Party at any time or times to require performance of any provision of this Agreement shall not be construed as a waiver by such Party of (i) any succeeding breach of such provision; or (ii) a breach of any other provision of the Agreement; or (iii) an amendment of any provision of the Agreement.

11.7	Termination and withdrawal from the Agreement
11.7.1	Save as otherwise expressly provided in this Agreement, the Parties hereby agree to exclude the application of following remedies from the Agreement:
(A)	unilateral withdrawal from the Agreement (performance of the Agreement) (including pursuant to Articles 310, 450.1, 431.2 of the Civil Code of the Russian Federation); and
(B)	termination of the Contract due to a material change of circumstances (in accordance with Article 451 of the Civil Code of the Russian Federation.).
11.8	Entire agreement
11.8.1	This Agreement represents the entire agreement between Parties with respect to its subject matter and supersedes all prior agreements with respect to such subject matter. It is agreed that:
(A)

no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, warranty or undertaking made by or on behalf of the other Parties (or any of their respective Affiliates) in relation to the Transaction that is not expressly set out in this Agreement;

(B)

any terms or conditions implied by law in any jurisdiction in relation to the Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(C)

except for any liability in respect of a breach of this Agreement, no Party (or any of its Affiliates) shall owe any duty of care or have any liability in tort or otherwise to another Party (or its respective Affiliates) in relation to the Transaction.

11.9	Amendments
11.9.1	No amendment to this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party.
11.10	Provisions severable
11.10.1

If any part of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remainder of this Agreement shall not be affected; however, Parties shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable in order to give effect to the commercial intentions of Parties when signing this Agreement.

11.10.2

For the avoidance of doubt, nothing in this Agreement shall oblige any Party to (i) replace any part of this Agreement in order to give it effect where the invalidity or unenforceability of such part arises as result of Sanctions or (ii) take any action in breach of or otherwise restricted under or by the Applicable Law and/or the lawful requirements of any authority (including any Relevant Authority).

11.11	Confidentiality and announcements
11.11.1

Each Party undertakes not to disclose, in whole or in part, any Confidential Information unless (i) required to do so by law or by any court of competent jurisdiction, the rules and regulations of any stock exchange or in any lawful and compelling enquiry by any governmental, official or regulatory body; or (ii) such disclosure has been consented to by the other Parties (such consent not to be unreasonably withheld or delayed); or (iii) such disclosure is to its lenders or the Buyer’s or its lender’s professional advisers who are bound to such Party by a duty of confidence similar to that set out in this Agreement. If a Party is required under any of the circumstances referred to in item (i) above to disclose any Confidential Information, the disclosing Party shall, to the extent legally permissible, use its reasonable endeavors to consult with the other Parties prior to any such disclosure.

11.11.2

Unless required by law or by any court of competent jurisdiction, the rules and regulations of any stock exchange or in any lawful and compelling enquiry by any governmental or official body, all press releases and other public relations activities of Parties with regard to the contents of this Agreement shall be mutually approved by the Buyers and the Seller in advance, such approval not to be unreasonably withheld or delayed.

11.12	Compliance
11.12.1	The Parties undertake to comply with the Anti-Corruption Laws and Anti-Money Laundering Laws when executing and performing this Agreement.
11.13	Governing law and arbitration
11.13.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be interpreted in accordance with the laws of the Russian Federation.
11.13.2

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, alteration, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (the “Dispute”), shall be submitted by any Party to and finally resolved by arbitration administered by the Russian Arbitration Center at the Autonomous Non-Profit Organisation «Russian Institute of Modern Arbitration» (the “RAC”) under the applicable arbitration rules and regulations of RAC, which rules are deemed to be incorporated by reference in this clause.

The seat of the arbitration in such case shall be Moscow, the Russian Federation.

Arbitral award rendered by the RAC shall be final.

11.13.3	The governing law of the present arbitration agreement is the law of the Russian Federation.
11.13.4	The language of arbitration shall be English language.
11.13.5

The number of arbitrators shall be three. The claimant shall appoint one arbitrator and the respondent shall appoint one arbitrator. The third arbitrator, who shall act as the presiding arbitrator, is designated by the two arbitrators so appointed. In case of failing such designation within 30 (thirty) Business Days from the confirmation or appointment of the second arbitrator, the third arbitrator is appointed by RAC.

11.13.6

The arbitrators shall have the power to grant any legal or equitable remedy or relief available under the relevant applicable law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction.

11.13.7

In any event, it shall not be allowed to submit a motion to a state court to render a decision on the lack of jurisdiction of an arbitral tribunal in connection with the issuance by the arbitral tribunal of a separate order on existence of jurisdiction as a matter of preliminary nature.

11.13.8	The Parties hereby agree that every award on the merits shall be final and legally binding for the Parties and shall not be challenged in state courts to the extent permitted by the Applicable Law.
11.13.9

The Parties undertake to ensure that all arbitration proceedings conducted in accordance with this Agreement shall be kept confidential, unless otherwise is required by law or by any court of competent jurisdiction or the rules and regulations of any stock exchange. This undertaking shall cover, inter alia, all information disclosed during the course of the arbitration proceedings, as well as any decision or award made or declared by the arbitral tribunal.

11.14	Counterparts
11.14.1

This Agreement may be executed in any number of counterparts (including by means of electronic signatures or scanned electronic documents delivered by email), each of which shall be deemed an original copy of the Agreement, but all counterparts shall together constitute one and the same instrument.

Schedule 1 List of the Company’s Subsidiaries

Name in English	Name in Russian	Main State Registration Number	Percentage of shares held by the Company or Company’s Subsidiary
QIWI Bank JSC	КИВИ БАНК (АКЦИОНЕРНОЕ ОБЩЕСТВО)	1027739328440	99.9979%
FreeAtLast LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ФРИИЭТЛАСТ»	1127746335530	99.99% owned by the Company 0.01% owned by Rocket Universe LLC
QIWI Finance LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «КИВИ ФИНАНС»	1207700190609	99.99% owned by the Company 0.01% owned by Rocket Universe LLC
Billing Online Solutions LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «БИЛЛИНГ ОНЛАЙН РЕШЕНИЯ»	1196658065955	99.99% owned by the Company 0.01% owned by Rocket Universe LLC
QIWI Lab LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «КИВИ ЛАБОРАТОРИЯ»	1227700388332	99.99% owned by the Company 0.01% owned by Rocket Universe LLC
QIWI Technologies LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «КИВИ ТЕХНОЛОГИИ»	5167746497606	99.99% owned by the Company 0.01% owned by Rocket Universe LLC
IntellectMoney LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ИНТЕЛЛЕКТМАНИ»	1097746121901	99.9% owned by the Company 0.1% owned by Rocket Universe LLC

Flocktory LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ФЛОКТОРИ»	1227700349271	99.9% owned by the Company 0.1% owned by Rocket Universe LLC
Managing Company RealWeb Ltd	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «УПРАВЛЯЮЩАЯ КОМПАНИЯ РИАЛВЕБ»	1177847162712	99.9% owned by the Company 0.1% owned by Rocket Universe LLC
Centra Ltd	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ЦЕНТРА»	1207800128073	1% owned by the Company 99% owned by Managing Company RealWeb Ltd
De Vision Ltd	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ДЕ ВИЖЕН»	1187847045594	1% owned by the Company 99% owned by IA RealWeb LLC
Whilemobail LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ВАИЛМОБАИЛ»	5147746074394	1% owned by the Company 99% owned by IA RealWeb LLC
Konversiya LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «КОНВЕРСИЯ»	1187847146904	1% owned by the Company 99% owned by IA RealWeb LLC
IA RealWeb	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ИА РИАЛВЕБ»	1057811290767	75% owned by the Company
Sfera LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «СФЕРА»	1177847014245	32.5% owned by the Company 67.5% owned by IA RealWeb LLC
ROWI Factoring Plus LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «РОВИ ФАКТОРИНГ ПЛЮС»	1175007004150	51% owned by the Company

ROWI Tech LLC (RF)	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «РОВИ ТЕХНОЛОГИИ»	1207700310586	51% owned by the Company
OSMP-Bel JLLC	СУМЕСНАЕ ТАВАРЫСТВА З АБМЕЖАВАНАЙ АДКАЗНАСЦЮ «ОСМП БЕЛ» (на русском: СОВМЕСТНОЕ ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ОСМП БЕЛ»)	190980754	51% owned by the Company
OSMP-Georgia LLC	ООО «МГГС»-Грузия/OSMP	205099212	1% owned by the Company
QIWI Payments LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «КИВИ ПЕЙМЕНТС»	1227700469864	1% owned by the Company 99% owned by QIWI Technologies LLC
Rocket Universe LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «РОКЕТ ЮНИВЕРС»	1197746521994	99.99% owned by the Company 0.01% owned by FreeAtLast LLC
IA RealWeb CJSC	АКЦИОНЕРНОЕ ОБЩЕСТВО «ИА РИАЛВЕБ»	53301530	100% owned by IA RealWeb LLC
Data Go LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ДЕЙТА ГОУ»	5177746179298	100% owned by IA RealWeb LLC
Epic Growth LLC	ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ «ЭПИК ГРОУЗ»	1227700034231	100% owned by Sfera LLC
QIWI-M S.R.L.	«КИВИ-М» Общество с Ограниченной Ответственностью	1008600018031	51% owned by the Company

Schedule 2 The Purchase Price Payment Schedule

No.	Date of payment	Amount payable by Buyer 1	Amount payable by Buyer 2
The First Instalment	By the Closing Date	RUB 100,000,000	RUB 151,660
The Second Instalment	within four (4) months from the Closing Date	RUB 11,774,848,340	0
The Third Instalment	31/12/2024	RUB 2,968,750,000	0
The Fourth Instalment	31/12/2025	RUB 2,968,750,000	0
The Fifth Instalment	31/12/2026	RUB 2,968,750,000	0
The Sixth Instalment	31/12/2027	RUB 2,968,750,000	0

Schedule 3 Seller’s Warranties

1	CAPACITY
1.1	The Seller is duly organized and validly existing under the laws of its jurisdiction of incorporation and is not insolvent within the meaning of the Applicable Law.
1.2

The Seller has (subject to fulfilment of the Conditions) the authority and power to enter into and to carry out its obligations under this Agreement; and this Agreement, when executed by the Seller, constitutes lawful, valid and binding obligations of the Seller in accordance with its terms and provisions.

2	AGREEMENT
2.1

The execution of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation of the Transaction have been duly authorized by all necessary actions on the part of the Seller and do not result in a breach of or violate any Applicable Law or provision of the articles of association, by-laws or equivalent constitutional document of the Seller, as applicable.

3	TITLE TO THE SALE SHARES
3.1

The Seller owns the Sale Shares and has full power, capacity and, subject to any required third-party consent, authority to sell the Sale Shares and to perform all of its other undertakings set forth in this Agreement (subject to fulfilment of the Conditions).

3.2	The Sale Shares are not subject to any Encumbrance and are freely transferable to the Buyer.
3.3	The Sale Shares have been legally and validly issued and are fully paid up.
4	TITLE TO THE COMPANY’S SUBSIDIARIES
4.1	The Company directly or indirectly owns shares / participation interests in the Company’s Subsidiaries as set out in Schedule 1.

Schedule 4 Buyer’s 1 Warranties

1	CAPACITY
1.1	The Buyer 1 is duly organized and validly existing under the laws of its jurisdiction of incorporation and is not insolvent, in each case within the meaning of the Applicable Law.
1.2

The Buyer 1 has, subject to the fulfilment of the Conditions, the authority and power to enter into and to carry out its obligations under this Agreement; and this Agreement, when executed by the Buyer 1, will constitute lawful, valid and binding obligations of the Buyer 1 in accordance with its terms and provisions.

2	AGREEMENT
2.1

The execution of this Agreement by the Buyer 1, the performance by the Buyer 1 of its obligations hereunder and the consummation of the Transaction have been duly authorized by all company actions on the part of the Buyer 1 and do not result in a breach of or violate any Applicable Law or, in respect of the Buyer 1, the provision of the articles of association, by-laws or equivalent constitutional document of the Buyer 1, as applicable.

2.2

The Buyer 1 acts solely in its own interest and on own behalf and not on behalf or at the direction of, or in representation or furtherance of any direct or indirect interest of any other person in relation to the Transaction.

3	SANCTIONS
3.1

Neither the Buyer 1 nor any of its Affiliates nor any Persons with any direct or indirect control over or any direct or indirect ownership interest in the Buyer 1 or any of its Affiliates is named or listed on any list of parties subject to Sanctions.

3.2

Neither the Buyer 1 nor any of its Affiliates has entered into any agreement, transaction, or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory, in breach of, or in a manner that could expose such Person to penalties under, any applicable Sanctions.

3.3	The Buyer 1 and its Affiliates are in compliance with applicable Sanctions.
3.4

Neither the Buyer 1 nor any of its Affiliates is/are subject to any actual or threatened litigation, legal action, claim, demand, arbitration, investigation, hearing, order or other proceeding or administrative act related to any applicable Sanctions.

3.5

Neither the Buyer 1 nor any of its Affiliates nor any Persons with any direct or indirect control over or any direct or indirect ownership interest in the Buyer 1 or any of its Affiliates is prohibited from entering into or otherwise participating or engaging in the proposed acquisition of the Shares 1, payment of the Purchase Price 1 and / or Purchase Price 2 in the amount of, currency and payment procedure specified in this Agreement, or carrying out any of the actions and activities contemplated in this Agreement due to any Sanctions.

4	CONSENTS AND APPROVALS

4.1

As of the Closing Date there are no consent or approvals of, or notices or filings to, any governmental, official or regulatory body required, relating to the proposed acquisition of the Shares 1, payment of the of the Purchase Price 1 and / or Purchase Price 2 in the amount of, currency and payment procedure specified in this Agreement or any of the actions and activities contemplated under this Agreement.

4.2	The Buyer 1 obtained all Regulatory Approvals, including but not limited to the following:
(i)	approval by the Russian FAS under the Federal Law No. 135-FZ “On Protection of Competition” dated 26 July 2006 (as amended) – on the Closing Date (only); and
(ii)	consent of the Russian Central Bank under the Federal Law No. 395-1 “On Banks and Bank Activity” dated 12 December 1990 (as amended).
4.3

For the avoidance of doubt and without limiting the generality of the foregoing, the Buyer 1 warrants that, save for the Regulatory Approvals, no other consent, approval, notice, filing or similar is required in relation to any Sanctions.

5	FINANCIAL STATUS
5.1

As of the Signing Date the Buyer 1 has at its bank account the immediately available funds sufficient to complete the payment of the First Instalment of Buyer 1 and First Installment of Buyer 2 in the amount of, currency and payment procedure specified in this Agreement, and in case such funds are raised from the third party such third party is not under the Sanctions as of the Closing Date or prior to it.

6	ANTI-CORRUPTION
6.1

In connection with the Transaction, neither any member of the Buyer’s 1 Group, nor any director, officer, employee, representative or agent of any of the foregoing has violated any Anti-Corruption Laws.

6.2

No one from the Buyers’ Group, and (in connection with the business of the Buyers’ Group) no director, officer, employee, representative or agent of any of the foregoing has received, agreed or attempted to receive the benefits of or profits from a crime or violation of Anti-Corruption Laws, or agreed to assist any person to retain the benefits of or profits from a crime or any violation of Anti-Corruption Laws.

6.3

No one from the Buyers’ Group, and (in connection with the business of the Buyers’ Group) no director, officer, employee, representative or agent of any of the Buyers’ Group, has been the subject of any investigations, reviews, audits, or inquiries by a governmental authority related to Anti-Corruption Laws, and no such investigation, review, audit, or inquiry is pending or threatened.

7	ANTI-MONEY LAUNDERING
7.1

Each member of the Buyers’ Group complies, and has complied, with all applicable Anti-Money Laundering Laws in all material respects. No one from the Buyers’ Group, and (in connection with the business of the Buyers’ Group) no director, officer, employee, representative or agent of any of the Buyers’ Group, has been the subject of any investigations, reviews, audits, or inquiries by a governmental authority related to Anti-Money Laundering Laws, and, to the Buyer’s 1 knowledge, no such investigation, review, audit, or inquiry is pending or threatened.

Schedule 5 Buyer’s 2 Warranties

1	CAPACITY
1.1	The Buyer 2 is a citizen of, resident of, and holder of a passport issued by, the Russian Federation.
1.2

The Buyer 2 has, subject to the fulfilment of the Conditions, the authority and power to enter into and to carry out its obligations under this Agreement; and this Agreement, when executed by the Buyer 2, will constitute lawful, valid and binding obligations of the Buyer 2 in accordance with its terms and provisions.

1.3	The Buyer 2 has had the opportunity to:
(A)	familiarize himself with the provisions of this Agreement and understands its meaning; and
(B)

seek separate independent legal advice on the implications of the Agreement and the transactions contemplated hereby, and has taken such advice or waived the exercise of its right to take such legal advice.

2	AGREEMENT
2.1

The Buyer 2 acts solely in its own interest and on own behalf and not on behalf or at the direction of, or in representation or furtherance of any direct or indirect interest of any other person in relation to the Transaction.

2.2

The Buyer 2 has obtained all consents, permissions, authorisations, approvals and registrations from any third person (including, for the avoidance of doubt, a consent of his spouse) which are necessary for the Buyer 2 in order to enter into and perform this Agreement.

3	SANCTIONS
3.1	Neither the Buyer 2 nor any of its Affiliates is named or listed on any list of parties subject to Sanctions. The Buyer 2 and its Affiliates are in compliance with applicable Sanctions.
3.2

Neither the Buyer 2 nor any of its Affiliates has entered into any agreement, transaction, or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory, in breach of, or in a manner that could expose such Person to penalties under, any applicable Sanctions.

3.3

Neither the Buyer 2 nor any of its Affiliates is/are subject to any actual or threatened litigation, legal action, claim, demand, arbitration, investigation, hearing, order or other proceeding or administrative act related to any applicable Sanctions.

3.4

Neither the Buyer 2 nor any of its Affiliates is prohibited from entering into or otherwise participating or engaging in the proposed acquisition of the Shares 2, payment of the Purchase Price 2 in the amount of, currency and payment procedure specified in this Agreement, or carrying out any of the actions and activities contemplated in this Agreement due to any Sanctions.

3.5	As of the Closing Date there are no consent or approvals of, or notices or filings to, any governmental,

official or regulatory body required, relating to the proposed acquisition of the Shares 2, payment of the Purchase Price 2 in the amount of, currency and payment procedure specified in this Agreement or any of the actions and activities contemplated under this Agreement other than the Regulatory Approvals.

SIGNATURE PAGE

THE DIRECTOR OF QIWI PLC, MR. ALEXEY SOLOVYEV

FOR AND ON BEHALF OF QIWI PLC

SIGNATURE

THE DIRECTOR OF FUSION FACTOR FINTECH LIMITED, MR. ANDREY PROTOPOV

FOR AND ON BEHALF OF FUSION FACTOR FINTECH LIMITED

SIGNATURE

MR. ANDREY PROTOPOPOV

SIGNATURE

Dated the 19 day of January 2024

ANDREY PROTOPOPOV

(as “Chargor”)

in favour of

QIWI PLC

(as “Chargee”)

SHARE CHARGE

over the entire issued share capital of

Fusion Factor Fintech Limited

GALLANT

Solicitors & Notaries

5th Floor Jardine House

1 Connaught Place

Central

Hong Kong

Ref: 524-850-1013-2443-2023(21)-1

THIS SHARE CHARGE is made on the 19 day of January 2024

BY:

(1)	ANDREY PROTOPOPOV, holder of Russian passport no. (the “Chargor”);

IN FAVOUR OF:

(2)

QIWI PLC, a company incorporated under the laws of the Republic of Cyprus with registration number HE 193010 and having its legal address at Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus (the “Chargee”).

WHEREAS:

(A)By the Sale and Purchase Agreement (as hereinafter defined), the Chargee as seller has agreed to sell One Hundred Fifty Six Thousand Six Hundred (156,600) ordinary shares representing 100% in the share capital of QIWI JSC (as hereinafter defined) to the Company (as hereinafter defined) and the Chargor as buyers on the terms and conditions as set out in the Sale and Purchase Agreement and it is a condition inter alia under the Sale and Purchase Agreement that the Chargor shall execute this Charge in favour of the Chargee.

(B)The Chargor is the sole legal and beneficial owner of the Shares (as hereinafter defined).

(C)The Chargor hereby agrees to execute this Charge and charge to the Chargee the Shares (as hereinafter defined) to secure the due performance by the Buyers (as hereinafter defined) under the Sale and Purchase Agreement and discharge of the Secured Obligations (as hereinafter defined).

NOW THIS CHARGE WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Charge (including the Recitals and Schedules hereto), the following words shall have the following meanings unless the context requires otherwise:

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are open for business in Nicosia of Cyprus, Moscow of Russia and Hong Kong.

“Buyers” means collectively the Chargor and the Company.

this “Charge” means this Share Charge, as from time to time amended and/or supplemented, renewed and/or replaced.

“Company” means Fusion Factor Fintech Limited, a company incorporated under the laws of Hong Kong with Hong Kong Company No. 3312671 whose registered office is situate at 5/F, Jardine House, 1 Connaught Place, Central, Hong Kong.

“Cyprus” means the Republic of Cyprus.

“Event of Default” means any one of the events mentioned in Clause 16.1.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Independent Appraiser” means any of the member companies of the following group companies: (i) PricewaterhouseCoopers International Limited; (ii) Ernst & Young LLP; (iii) KPMG International Limited; and (iv) Deloitte Consulting LLP or, in the event of their refusal, such other internationally reputable firm as the Parties may agree.

“Potential Event of Default” means any event which with the giving of notice, lapse of time and/or determination of materiality or other condition might constitute an Event of Default.

“Purchase Price” means the purchase price of RUB 23,750,000,000 payable by the Buyers to the Chargee pursuant to the Sale and Purchase Agreement.

“QIWI JSC” means QIWI JOINT STOCK COMPANY, a company incorporated under the laws of Russia with main state registration number (OGRN) 1047796041039 and having its registered address at Dorozhnaya str. 60 pp. 19 floor 2 office 12, 117405, Moscow, the Russian Federation.

“Receiver” means each of the receivers and/or receivers and managers appointed under this Charge or under the powers conferred on the Chargee by any applicable laws or regulations whether appointed simultaneously or to act jointly and/or severally or to act in place of any one or more receivers and/or receivers and managers previously appointed under this Charge or otherwise, and included all delegates, attorneys or agents of any such Receiver.

“RUB” means Ruble, the lawful currency of Russia.

“Russia” means the Russian Federation.

“Sale and Purchase Agreement” means the sale and purchase agreement in English dated January 19, 2024 in relation to the sale and purchase of shares in QIWI JSC, made between the Chargee as seller and the Buyers as buyers, as amended and/or supplemented, renewed and/or replaced from time to time.

“Secured Obligations” means any and all existing and future obligations of any the Buyers arising out of the Sale and Purchase Agreement including but not limited to the obligation to pay the Purchase Price as stipulated in the Sale and Purchase Agreement, as well as obligations to pay sums of any penalties, any losses and other payments as liability of any of the Buyers, which may arise out of or in connection with the Sale and Purchase Agreement.

“Shares” means the entire issued shares in the capital of the Company, currently represented by one (1) fully paid ordinary share in the Company registered in the name of the Chargor as set out in Schedule 1 hereto together with all those shares, rights, properties, moneys and interest referred to in Clause 5.1 hereof (when acquired).

“Transaction Documents” means the Sale and Purchase Agreement, this Charge and such other documents which may have been or hereafter from time to time be executed by the Chargor and/or any person as security for the Secured Obligations or any part thereof or otherwise in connection with the Secured Obligations, as amended and/or supplemented from time to time.

1.2	In this Charge, unless the context otherwise requires:
(a)

an “agency” of a state or government includes, at any particular time, any agency, authority, board, bureau, central bank, department, government, instrumentality, legislature, minister, ministry, official, or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state or person controlling the revenues and revenues of that state, or other corporation or entity owned or controlled by such state or government.

(b)	an “agreement” includes any oral, written, express or implied concession, contract, deed, licence, release, treaty, undertaking or waiver.
(c)

“authorisation” includes any approval, consent, declaration, direction, exemption, licence, permit, franchise, order, permission, filing, recording or registration and references to obtaining authorisation shall be construed accordingly.

(d)	a “day”, “month” or “year” shall be construed by reference to the Gregorian calendar.
(e)	“encumbrance” includes any mortgage, charge, hypothecation, lien, pledge, priority, security interest, title retention, trust or trust arrangement and any other security agreement or arrangement.
(f)

“law” includes common or customary law and any constitutional provision, treaties, convention, statute, act, law, decree, ordinance, interim or temporary provision and regulation, judgment, subsidiary and subordinate legislation, orders, rules, provisions and regulations having the force of law, rules of civil and common law and equity and “lawful” and “unlawful” shall be construed accordingly.

(g)	something having a “material adverse effect” on a person is to it having a material adverse effect, in the opinion of the Chargee (i) on its financial condition or operation or on the consolidated financial condition or operation of it and its subsidiaries or (ii) on its ability to perform any of the Transaction Documents to which it is a party.

(h)	an “order” includes any order of any administrative tribunal, arbitration or court, any interlocutory orders and other determinations or decree.
(i)	“subsidiary” has the meaning set out in section 15 of the Companies Ordinance (Cap. 622, Laws of Hong Kong) (the “Companies Ordinance”).
(j)

“tax” includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by any governmental or other fiscal authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

(k)	“time” is to Cyprus time unless otherwise stated.
1.3

Save as otherwise expressly provided, references in this Charge to “this Charge” or any other document include reference to this Charge or such other document as amended, extended, novated, replaced, and/or supplemented in any manner from time to time and/or any document which amends, extends, novates, replaces and/or supplements this Charge or any such other document.

1.4

Headings are for convenience only and shall not affect the interpretation of this Charge.  References to Clauses, Paragraphs, Schedules and Sub-clauses, are to be construed as references to clauses, paragraphs, schedules and sub-clauses of this Charge unless otherwise stated.

1.5

References to any ordinance, enactment, rule or law shall be deemed to include references to such ordinance, enactment, rule or law as amended, extended or re-enacted and include subsidiary legislation made thereunder.

1.6	Words importing the singular shall include the plural and vice versa and genders shall include the other and the neuter genders as the context requires.
1.7

Subject to Clause 19, references to any party hereto shall, where relevant, be deemed to be references to or to include (as appropriate) their respective successors, transferees or assigns (whether pursuant to any merger or amalgamation or otherwise howsoever).

1.8

Unless expressly provided to the contrary in this Charge, a person who is not a party to this Charge has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623, Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Charge. Notwithstanding any terms of this Charge, the consent of any person who is not a party to this Charge is not required to rescind or vary this Charge at any time.

2.	SHARE CHARGE
2.1

In consideration of the Chargee agreeing to sell its shares in QIWI JSC as seller to the Buyers as buyers on the terms and conditions of the Sale and Purchase Agreement and as continuing security for the due performance of the Sale and Purchase Agreement by all or any of the Buyers and punctual payment and discharge of the Secured Obligations, the Chargor, as legal and beneficial owner of the Shares, HEREBY CHARGES AND COVENANTS TO CHARGE to the Chargee by way of FIRST FIXED LEGAL CHARGE the Shares and all rights, title, interests and benefits of the Chargor, present and future, thereto and therein upon the terms herein set out, subject to the provisions of Clause 7.1 hereof.

3.	DEPOSIT OF DOCUMENTS
3.1	The Chargor hereby undertakes to the Chargee that upon execution of this Charge, the Chargor will deposit with the Chargee or its nominee:
(a)	share certificate(s) in respect of the Shares held by the Chargor;
(b)	undated instrument of transfer and sold note in relation to the Shares duly executed by the Chargor in blank in the form set out in Schedule 2 hereto;
(c)	undated letter of resignation of all directors of the Company in the form set out in Schedule 3 hereto signed by all directors of the Company in blank;
(d)	undated resolutions of all directors of the Company approving the transfer of Shares and the resignation of directors in the form set out in Schedule 4 hereto; and
(e)

letter of authority to date the letter of resignation and board resolutions respectively referred to in Paragraphs (c) and (d) above in the form set out in Schedule 5 hereto signed by all directors of the Company.

4.	DISCHARGE AND RELEASE
4.1

Upon payment to the Chargee of the whole amount of the Secured Obligations and performance by the Buyers of their obligations under the Sale and Purchase Agreement, the Chargee shall at the request and cost of the Chargor release and discharge the Shares to the Chargor within 5 (five) Business Days from such request.The Chargee shall also, within 5 (five) Business Days from such request, return to the Chargor all documents received by Chargee in accordance with the provisions of Clause 3.1 hereof.

5.	SUBJECT MATTER OF CHARGE
5.1	The security created by this Charge shall, subject as provided by Clause 6, extend to and include:

(a)

all stocks, shares (and the dividends and interest (if any) in respect thereof) rights, monies or other property accruing or offered at any time by way of redemption, substitution, bonus, preference, option or otherwise to or in respect of any of the Shares; and

(b)

all allotments, accretions, offers, rights, benefits and advantages whatsoever at any time accruing, made, offered or arising in respect of any of the above and all further shares in the capital of the Company issued subsequent hereto and in respect of which the Chargor obtains title, including all Further Issued Shares (as defined in Clause 9.2(a) below).

5.2

The Chargor hereby undertakes with the Chargee that in the event that the Chargor shall acquire any such rights, shares and stocks as set out in Clause 5.1 hereof, it shall forthwith deliver or procure that there be delivered to the Chargee the certificates in respect thereof together with the related instruments of transfer and sold notes (in the form set forth in Schedule 2 hereto) in respect thereof duly executed by the Chargor in blank, and shall thereupon become part of the security hereby effected.

6.	CHARGOR’S OBLIGATIONS
6.1

Nothing in this Charge shall be construed as placing on the Chargee any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Shares or any rights, shares or other securities accruing, offered or arising in relation to the Shares, and the Chargor shall indemnify the Chargee in respect of all calls, instalments or other payments relating to any of the Shares and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Shares.

7.	DIVIDEND, VOTING AND OTHER RIGHTS
7.1

The Chargor and the Chargee agree that until the security hereby constituted has become enforceable, the Chargor may exercise or cause to be exercised all voting and other rights and powers attaching to the Shares, including the rights to dividends, in such manner as the Chargor thinks fit except to the extent which might prejudice the interest of the Chargee under this Charge.

8.	WARRANTIES
8.1	The Chargor hereby warrants to the Chargee that each of the following warranties is complete, true, accurate and not misleading as of the date of this Charge:
(a)

the Chargor is of full age, has the necessary legal and mental capacity and full power and authority (including any spousal consent) to enter into and execute this Charge and to perform and observe the obligations contained herein. No order has been made or receiver appointed in respect of him under the Mental Health Ordinance (Cap. 136 of the Laws of Hong Kong) nor has any step, procedure been taken in any other jurisdiction which would restrict his ability or legal capacity to enter into any Transaction Document to which he is a party or would require the approval of a third party or any authority;

(b)

this Charge, as executed and delivered, constitutes legal, valid and binding obligations of the Chargor enforceable in accordance with its terms and is in proper form for enforcement in the courts of Hong Kong;

(c)	the execution and delivery of, and the performance of the provisions of, this Charge by the Chargor do not, and will not during the continuance of this Charge:
(i)	contravene or violate any existing law or regulation or any order or decree or direction of any governmental agency or court to which the Chargor or any of his assets is subject;
(ii)	contravene any contractual restriction binding on the Chargor or any of his assets; or
(iii)	create or result in or (except as may be provided herein) oblige the Chargor to create any encumbrance on the whole or any part of the Chargor’s assets;
(d)

all necessary governmental and other consents, authorities, approvals and authorisations (if any) for the Chargor to execute this Charge have been obtained and are in full force, validity and effect, and, as of the date of this Charge, no further governmental or other consents, authorities, approvals and authorisations are necessary for the performance by the Chargor of his obligations hereunder;

(e)

there are no proceedings pending before any court, tribunal, arbitrator, government agency or administrative body against or, as the Chargor is aware, threatened against the Chargor or any of his assets which, if adversely determined, could or might result in any material adverse change in the business, assets or condition (financial or otherwise) of the Chargor or the ability of the Chargor to pay any sums or perform any obligations required by the terms and conditions of this Charge;

(f)

the obligations of the Chargor under this Charge are direct, general and unconditional obligations of the Chargor and rank at least pari passu with all the Chargor’s other present and future unsecured and unsubordinated indebtedness and other obligations (including contingent obligations) with the exception of indebtedness and such other obligations mandatorily preferred by law and not by contract;

(g)

the information contained in all accounts, certificates, schedules or other documents supplied by the Chargor to the Chargee relating to the Chargor is true and accurate in all respects, and the opinions and forecasts expressed therein (if any) are honestly held and have been made on a reasonable basis, and as the Chargor is aware, there are no material facts or circumstances relating to the Chargor, which could or might affect the willingness of a reasonable party to rely on a share charge from the Chargor in terms similar to the terms of this Charge, which have not been disclosed to the Chargee;

(h)	no petition has been presented in any bankruptcy, winding-up or similar proceedings against the Company and/or the Chargor and no such step is intended by the Company and/or the Chargor itself/themselves or any person and so far as the Chargor is aware, no petition, application or the like is outstanding or threatened for the Company’s and/or the Chargor’s bankruptcy or winding-up;

(i)

the information set out in Schedule 1 hereto is true, correct and accurate and that there are no other undisclosed registered and/or beneficial shareholding in the Company; all the Shares constituted the whole of the issued share capital of the Company and have been validly issued and are fully paid up;

(j)

the Chargor is now and will during the continuance of this Charge be the immediate sole legal and beneficial owner of the Shares free from any encumbrance save and except for this Charge and the security hereby created;

(k)	the Chargor has not granted any option, rights or interest in relation to the Shares to any other person;
(l)	the Company has not issued or resolved or agreed to issue or grant any option or other right to acquire additional shares in the Company to any persons;
(m)

the Chargor has received independent legal advice in connection with entering into the transactions contemplated by this Charge or otherwise has independently and voluntarily determined that he does not require it;

(n)	the Chargor acknowledges and confirms that he has been provided with a copy of each of the Transaction Documents;
(o)	the Chargor fully understands the nature and extent of his obligations under, and the risks of entering into, this Charge;
(p)	the Chargor has acted independently and free from any undue influence of any person in deciding to enter into this Charge; and
(q)	prior to the execution of this Charge, the Chargor has acknowledged:
(i)	that he has the choice not to proceed with the transaction in connection with this Charge;
(ii)	that he has the option to seek independent legal advice in relation to his obligations and liabilities under this Charge;
(iii)	that by execution of this Charge, he may be liable instead of or as well as the Company for the due and punctual performance by the Company of all its obligations under the Transaction Documents;
(iv)

that if the Company does not pay any amount when due under any Transaction Document or if any liability of any obligation of the Company under the Transaction Documents is or becomes unenforceable, invalid or illegal, he may be called upon to honour his obligations under this Charge; and

(v)	that he has the option to choose whether his obligations under this Charge should be limited or unlimited in amount.
8.2

The Chargee hereby warrants to the Chargor that each of the following warranties is complete, true, accurate and not misleading as of the date of this Charge and as of the date of its execution and performance:

(a)	The Chargee is duly organized and validly existing under the laws of Cyprus and is not insolvent within the meaning of the applicable Law;
(b)

The execution, delivery and performance by the Chargee of this Charge have been duly authorized by all necessary corporate actions and will not conflict with or violate any provision of the charter documents of the Chargee;

(c)	No consent, approval or authorization of any governmental or regulatory authority or agency is required for the Chargee to execute this Charge;
(d)

this Charge, as executed and delivered, constitutes legal, valid and binding obligations of the Chargee enforceable in accordance with its terms and is in proper form for enforcement in the courts of Hong Kong.

9.	UNDERTAKINGS
9.1	The Chargor undertakes with the Chargee that so long as any part of the Secured Obligations remains outstanding, the Chargor will:
(a)

duly and promptly pay all calls which may from time to time be made in respect of any unpaid moneys in respect of the Shares and any other moneys which the Chargee may lawfully be required to pay in respect of any of the Shares and in the event of default the Chargee may, if it thinks fit, make such payments on behalf of the Chargor. Any money expended by the Chargee under this Clause 9 shall be deemed to be properly paid by the Chargee and all moneys so expended by the Chargee shall on demand be repaid by the Chargor to the Chargee together with interest thereon from the date of expenditure until payment and until so repaid shall form part of the Secured Obligations and be charged on the Shares.

(b)	as soon as it becomes aware, inform the Chargee of:
(i)	the occurrence of any Event of Default or Potential Event of Default;
(ii)	any current, pending or threatened litigation, arbitration or administration proceedings against any of the Buyers;

(iii)

the occurrence of any event which, in the Chargor’s reasonable opinion, might adversely affect the ability of any of the Buyers to fully perform their respective obligations under any of the Transaction Documents;

(c)	remain the sole registered and beneficial owner of the Shares at all times;
(d)	furnish to the Chargee such information as the Chargee may from time to time reasonably require;
(e)

take all reasonable steps to warrant and defend his title to and the security interest in the Shares hereby created in favour of the Chargee against any and all claims, legal actions, suits or proceedings by any other persons, whether or not as may be required by the Chargee;

(f)

procure that at all times the Charged Shares are free from any restrictions on transfer (other than as may be provided under all laws and regulations applicable to the Chargor or as otherwise created or permitted under the Transaction Documents);

(g)	do or permit or procure to be done every act or thing which the Chargee may from time to time reasonably require for the purpose of enforcing the rights of the Chargee under this Charge;
(h)

immediately upon the appointment or removal of any director(s) of the Company, deposit or procure that there be deposited with the Chargee a signed letter of resignation by such newly appointed director(s) (in the form set out in Schedule 3 hereto) and those documents as set out in Clauses 3.1(d) and 3.1(e) duly signed by all directors of the Company and such other documents as the Chargee may reasonably require;

(i)

not create or agree to create or permit to arise or subsist any encumbrance over all or any of the Shares or grant in favour of any person any option or other rights or interest in respect of the Shares (other than as created or permitted by this Charge) without the prior written consent of the Chargee;

(j)

not approve or agree to any alteration or amendment of the articles of association of the Company which may adversely affect the security interest created hereunder or enforcement of the rights of the Chargee under this Charge without the prior written consent of the Chargee; and

(k)

not permit or approve without the prior written consent of the Chargee (i) reorganisation of the share capital of the Company, (ii) merger with or de-merger of the Company from other companies; (iii) liquidation, dissolution or winding-up of the Company, or (iv) public listing of the Company.

9.2	The Chargor shall deposit with the Chargee within seven (7) Business Days upon allotment or acquisition of any further issued shares of the Company:
(a)	share certificates in respect of the further shares of the Company that amounts to all rights, title and interests held by the Chargor in the entire issued shares in the then capital of the Company

(the “Further Issued Shares”); and

(b)	undated instrument of transfer and sold note in relation to the Further Issued Shares duly executed by the Chargor in blank in the form set out in Schedule 2 hereto.
10.	ENFORCEMENT OF SECURITY AND APPOINTMENT OF RECEIVER
10.1	Without prejudice to the rights of the Chargee under Schedule 6 hereto, the security hereby constituted shall only become enforceable upon the occurrence of an Event of Default.
10.2

If an Event of Default occurs, the Chargee undertakes to notify the Chargor of an intention to exercise his rights hereunder by giving the Chargor not less than 5 Business Days’ prior notice in writing. The Chargee shall have the right (but shall not be bound) at any time after an Event of Default has occurred and is continuing (not remedied as set forth in Clause 16.2) and following the preliminary notification of the Chargor as required by this Clause 10.2, at his sole discretion: -

(a)

sell or dispose of the Shares or any part thereof at such time or times and in such manner (whether by public auction, private sale or otherwise) as the Chargee may think fit and for such consideration (whether payable or deliverable immediately or by instalments) which is equal to the fair market value as determined by the Independent Appraiser or in a public auction, or equal to the Purchase Price;

(b)

subject to obtaining any required regulatory approvals under applicable laws and regulations, itself or by its nominee exercise at its discretion all voting rights in respect of the Shares or any of them and exercise at its discretion all other powers and rights incidental to the Shares as if it were the outright owner thereof;

(c)

complete and date the instruments of transfer and sold notes, the undated letters of resignation and the undated resolutions delivered pursuant to Clauses 3.1(b), (c) and (d) respectively (or otherwise delivered pursuant to Clauses 5.2 or 9.2) and appoint additional and/or replacement directors to the board of the Company; and

(d)

apply any moneys collected or received under or pursuant to this Charge in or towards satisfaction of the Secured Obligations and other sums covenanted to be paid by the Chargor hereunder in such manner as the Chargee thinks fit provided that the Chargor shall be entitled to the residue of such proceeds of sale (if any) which remains after the discharge of the Secured Obligations as aforesaid.

10.3

The Chargee is hereby authorised to give a good discharge for moneys received by it pursuant to the exercise of power of sale described in Clause 10.2 and a purchaser shall not be bound to enquire whether the power of sale has arisen as herein provided nor be concerned with the manner of application of the proceeds of sale.

10.4

The Chargor hereby waives any right which the Chargor may have under the constituent documents of the Company or otherwise to purchase the Shares or any part thereof in the event that they are sold by the Chargee pursuant to the power of sale conferred on the Chargee by Clause 10.2.

10.5

The Chargor shall not have any right to claim against the Chargee in respect of any loss arising out of any sale pursuant to this Charge, however such loss may have been caused (saving always gross negligence or willful default) and whether or not a better price could or might have been obtained on the sale of any of the Shares by either deferring or advancing the date of such sale or otherwise howsoever.

10.6	No restrictions imposed by any ordinance or law in force in Hong Kong, Russia or elsewhere on any power of sale or on the consolidation of mortgages or other securities shall apply to this Charge.
10.7

No person dealing with the Chargee or with its brokers or agents, shall be concerned to enquire whether the security hereby constituted has become enforceable, or whether the power exercised or purported to be exercised has become exercisable, or whether any moneys remain due upon the security of this Charge, or as to the necessity or expediency of the stipulations and conditions subject to which any sale of any of the Shares shall be made, or otherwise as to the propriety or regularity of any sale of any of the Shares, or to see to the application of any money paid to the Chargee or its brokers or agents, and in the absence of fraud on the part of such person such dealing shall be deemed so far as regards the safety and protection of such person to be within the powers hereby conferred and to be valid and effectual accordingly, and the remedy of the Chargor in respect of any irregularity or impropriety whatsoever in the exercise of such powers shall be in damages only.

10.8	The Chargor undertakes and agrees with the Chargee that at any time after the power of sale has arisen as described in Clause 10.2:
(a)

that at any time after the power of sale has arisen as described in Clause 10.2, any dividends, interest or other payments which may be received or receivable or have been received by the Chargee or by any nominee of the Chargee in respect of the Shares or any part thereof may be applied by the Chargee as though they were proceeds of sale hereunder; and

(b)

that the Chargor will (whether before or after the security constituted shall have become enforceable), at his own expense, execute and sign all transfer, powers of attorney, proxies and other documents and do all acts and things which the Chargee may require for perfecting the Chargee’s title to the Shares or any part thereof or for vesting or enabling it to vest the same in the Chargee, its nominee or in any purchaser or otherwise for the purpose of obtaining the full benefit of this Charge, including, without limitation, at the Chargor’s own expense, procuring to be duly passed such resolutions by the directors of the Company and (if applicable) such resolutions passed by the Chargor as the Company’s shareholder whether by written resolutions or in a general meeting of the Company as the Chargee shall require for the purposes of approving and passing for registration any transfers of any of the Shares, altering the Company’s Articles of Association, removing any directors of the Company, appointing new directors of the Company nominated by the Chargee and/or for such other purposes as the Chargee shall from time to time reasonably require.

10.9

At any time after all or any part the security hereby created has become enforceable, the Chargee may without prejudice to any of the powers conferred to it by virtue of Clause 10.2 but subject to anything done by the Chargee pursuant to all or any of the powers aforesaid, by deed, or otherwise in writing signed by any officer or manager of the Chargee or any person authorised for this purpose by the Chargee, appoint such reasonably competent person or persons to be a Receiver or Receivers of the Shares or any part thereof in accordance with Schedule 6 hereto.

11.	POWERS OF ATTORNEY
11.1

In respect of any transfers of the Shares, the Chargor hereby irrevocably authorises the Chargee at any time after the security hereby constituted has become enforceable to date any such transfers if the same be undated, and if the same shall have been therefore in blank to fill in any blanks in favour of the Chargee, or any agent for or nominee of the Chargee, or any purchaser, at all times and always subject to the requirements of Clause 10.2.

11.2

The Chargor by way of security hereby irrevocably authorises the Chargee at any time after the security hereby constituted has become enforceable to insert the name of the Chargee or its nominees or of any purchaser or to make any alteration or addition in or to any instruments of transfer, sold notes or documents which the Chargee may require for perfecting its title to or for vesting the Shares in the Chargee or its nominees or in any purchaser, and to re-deliver the same thereafter, at all times and always subject to the requirements of Clause 10.2.

11.3

The Chargor by way of security hereby irrevocably appoints the Chargee and each of the directors, managers and authorised officers in that behalf for the time being of the Chargee to be his attorney jointly and severally (in the name of the Chargor or otherwise) and on his behalf and as his act and deed or otherwise to execute, seal, deliver or otherwise perfect or do any such transfer alteration or addition and other documents as aforesaid and all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the powers hereby conferred or which may be deemed proper on, or in connection with, any transfer, sale, disposition or getting in by the Chargee of any of the Shares.

11.4

The Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which the attorneys may execute or do pursuant to Clause 11.3 (other than in the event of fraud or willful misconduct by the Chargee).

12.	CONTINUING SECURITY
12.1

The security hereby constituted shall be a continuing security and remain in operation until the Secured Obligations have been paid in full notwithstanding the winding-up, liquidation, bankruptcy or any incapacity or change of status of any of the Buyers or any settlement of account or other matter whatsoever.

13.	SECURITY ADDITIONAL

13.1

The security hereby constituted is in addition to and not in substitution for any other security which the Chargee may at any time take or hold for the payment of all or any part of the Secured Obligations, or of all or any part of such other moneys, and may be enforced without first having recourse to such other security, and without taking any steps against the Chargor or any other person.

14.	SUBROGATION
14.1

So long as any part of the Secured Obligations remains outstanding, the Chargor shall not exercise and hereby expressly waives any right of subrogation (whether statutory, arising at common law or in equity, or howsoever) or any other rights of a surety, and shall not demand or accept repayment in whole or in part of any moneys, obligations or liabilities then or thereafter due to the Chargor from the Company or demand, accept or enforce any security in respect thereof or to take any step to enforce any right or claim (including but not limited to right of set-off or counterclaim) against the Company or any other person who has guaranteed or given any security in respect of the Secured Obligations or claim in the insolvency or liquidation of the Company or any such other person in competition with the Chargee, or have the benefit of any share in any payment or composition from the Company or any such other person. If the Chargor receives any payment or benefit in breach of this Clause, it shall hold the same upon trust for the benefit of the Chargee who shall be entitled to apply the same in discharge of the Secured Obligations or any part thereof in such manner and at such time as the Chargee may deem fit.

15.	DISCHARGE CONDITIONAL
15.1

Any release, discharge or settlement between the Chargor and the Chargee shall be conditional upon no security, disposition or payment to the Chargee by the Buyers or any other person being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation, winding-up, dissolution or insolvency (or any analogous proceeding) for the time being in force, and if such condition shall not be fulfilled, the Chargee shall be entitled to recover the value or amount of any such security or payment from the Chargor subsequently as if such release, discharge or settlement had not occurred.

16.	EVENT OF DEFAULT
16.1	Each of the following events shall be an Event of Default if it is not remedied pursuant to Clause 16.2:
(a)	if any of the Buyers fails to pay any sum payable by the Buyers under the Sale and Purchase Agreement;
(b)	if the Chargor fails to comply with Clause 9.1(c), Clause 9.1(f), Clause 9.1(h), Clause 9.1(i), 9.1(j), Clause 9.1(k);
(c)	if the Company ceases to hold 35% interest in the share capital of QIWI JSC before the Second Installment (as defined in the Sale and Purchase Agreement) is paid;
(d)

if any of the Buyers becomes bankrupt or insolvent or stops or suspends or threatens to stop or suspend payments of all or a material part of its debts or is unable or admits its inability to pay its debts as they fall due or begins negotiation or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all or any part of its indebtedness which it would otherwise be unable to pay when due or proposes or makes a general assignment or arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the indebtedness of any of the Buyers.

16.2

Any Event of Default shall be deemed cured and the Security shall not be enforced in each case if the Chargor or its representative has succeeded in remedying the Event of Default and its consequences within twenty (20) Business Days from the date of its occurrence and within thirty (30) Business Days with respect to clause 16.1 (c)

17.	INVALIDITY, RELEASE AND INDULGENCE
17.1

The Chargor agrees and consents to be bound by this Charge, notwithstanding that any provision of this Charge may be invalid or unenforceable against the Chargor whether or not the deficiency is known to the Chargee, the Company or the Chargor.

17.2	The obligations of the Chargor hereunder shall not be discharged or affected by:
(a)	the granting of time or indulgence, waiver or consent at any time given to any of the Buyers or any person;
(b)	any amendment, modification or variation or release or discharge or made to any of the Transaction Documents;
(c)	the illegality, invalidity or unenforceability of any obligation of any of the Buyers under the Transaction Documents;
(d)	the invalidity or irregularity in the execution of this Charge or any of the Transaction Documents;
(e)	any lack of power of any of the Buyers to enter into or perform any of their obligations under any Transaction Document;
(f)	the insolvency, liquidation, incapacity, disability, limitation, change of constitution, death, or bankruptcy of any of the Buyers or any person;
(g)	the exercising or non-exercising by the Chargee of any powers, rights, remedies or security against any of the Buyers or any other persons or otherwise under any of the Transaction Documents;
(h)	any release, waiver, exercise, omission to exercise, or settlement of any rights against any of the Buyers or any other persons; or
(i)	any act, omission or event which would or may but for the provisions of this Clause 17.2 operate to affect or discharge this Charge or the liability of the Chargor hereunder.
17.3

No failure or delay by the Chargee in exercising or enforcing any power, right or remedy under this Charge shall operate as a waiver hereof, nor shall any single or partial exercise or enforcement of any power, right or remedy preclude any further exercise or enforcement hereof or the exercise or enforcement of any other power, right or remedy. The rights and remedies under this Charge and the Transaction

Documents are cumulative and not exclusive of any rights and remedies provided by law, and may be exercised as often as the Chargee considers appropriate.

18.	SUSPENSE AND NEW ACCOUNT
18.1

Any money received by virtue of or in connection with this Charge may be placed to the credit of a suspense account for so long as the Chargee may determine with a view to preserving the rights of the Chargee to prove for the whole of its claim against the Company in the event of any proceedings in or analogous to liquidation, winding-up, composition or arrangement or for any other purpose whatsoever.

18.2

If the Chargee receives notice of any encumbrance over the Shares or part thereof, the Chargee may open new account(s) with the Company in respect of the Secured Obligations and if the Chargee does not so open such account(s), it shall nevertheless be treated to have done so at the time of receipt of the notice. All payments by the Chargor in respect of the Secured Obligations shall be credited to the new account(s) and shall not reduce the amount due from the Company to the Chargee at the time the Chargee receives such notice.

19.	SUCCESSORS AND ASSIGNS
19.1

This Charge shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (as the case may be), except that the Chargor may not assign or transfer any of his rights, benefits, duties or obligations hereunder.

19.2

If the Chargee shall assign or transfer the whole or any part of its rights under the Transaction Documents in accordance with the terms thereof, the Chargee may also assign or transfer the whole or the appropriate portion of its rights hereunder, in which event references herein to the Chargee shall thenceforth be deemed to include a reference to each assignee to the extent of its interest.

19.3

Any warranty, undertaking and arrangement on the part of the Chargor shall survive the making of any assignment or transfer by the Chargee hereunder or under any other security documents held by the Chargee in respect of the Secured Obligations and/or the obligations and liabilities of the Buyers under the Transaction Documents, the change in the name of the Chargee or the Chargee’s amalgamation with, or absorption by any other corporation.

19.4

For the avoidance of doubt and without prejudice to the provisions of Clause 19.1, this Charge shall remain binding on the Chargor notwithstanding any change in the constitution of the Chargee or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind of the Chargee, to the intent that this Charge shall remain valid and effective in all respects in favour of any assignee, transferee or other successor in title of the Chargee or any replacement of Chargee in the same manner as if such assignee, transferee or other successor in title or replacement had been named in this Charge as a party instead of, or in addition to, the Chargee.

19.5

The Chargee may disclose to a potential assignee or any other person proposing to enter into any contractual arrangements with it in relation to this Charge such information about the Chargor as it may think fit.

20.	AMENDMENTS AND WAIVERS
20.1	This Charge may only be varied or modified by supplemental agreement or other document executed by all the parties hereto.
20.2

No provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

21.	NOTICE
21.1	Any notice, demand or other communication to be given or made hereunder shall be in writing but, unless otherwise stated, may be made by facsimile, email or letter.
21.2

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Chargee and the Chargor for any communication or document to be made or delivered under or in connection with this Charge is that identified with its name below:-

To the Chargor:	Mr. Andrey Protopopov
Address:
E-mail:
	Attention:	Mr. Andrey Protopopov

To the Chargee:	QIWI PLC
Address: Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus
	Telephone Number:	+357 22-65-33-90
	Facsimile Number:	+357 22-76-09-18
	E-mail:	office@qiwi.com.cy
	Attention:Deputy	CEO/CEO

or any substitute address or fax number or department or officer as the party may notify to the other parties to this Charge by not less than five (5) Business Days’ notice.

21.3	Any communication or document made or delivered by one person to another under or in connection with this Charge will only be effective:
(a)	if by way of facsimile, when received in legible form (with record of transmission); or
(b)	if by way of email, only if it complies with Clause 21.6 below; or
(c)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 21.2, only if expressly addressed to that department or officer.

21.4

Any communication or document to be made or delivered to the Chargee will be effective only when actually received by the Chargee and then only if it is expressly marked for the attention of the department or officer specified as part of its address details provided under Clause 21.2.

21.5

Any communication to be made between the parties to this Charge under or in connection with this Charge may be made by electronic mail or other electronic means to the extent that the parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if the parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(b)	notify each other of any change to their addresses or any other such information supplied by them by not less than five (5) Business Days’ notice.
21.6

Any electronic communication made between the parties to this Charge will be effective only when actually received in readable form and in the case of any electronic communication made by the Chargor to the Chargee only if it is addressed in such a manner as the Chargee shall specify for this purpose.

21.7

Any communication or document which becomes effective, in accordance with Clause 21.3 and Clause 21.6, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

21.8	Any notice, demand or other communication so addressed by the Chargor to the Chargee shall be irrevocable.
21.9	Each notice, demand or other communication to be given pursuant to this Charge shall be in English.
22.	SEVERABILITY
22.1

Any provision of this Charge prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Charge and rendered ineffective so far as is possible without modifying the remaining provisions of this Charge. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Charge shall be a valid and binding agreement enforceable in accordance with its terms.

23.	LAW AND JURISDICTION
23.1	This Charge shall be governed by and construed in all respects in accordance with the laws of Hong Kong.
23.2

The Chargor hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong and of any country in which it has assets and irrevocably waives any objection to any proceedings in any such courts on the basis of forum non-conveniens. The Chargor agrees that a judgment in any proceedings brought in any such courts may be enforced in any other jurisdiction by suit on the judgment or in any other manner permitted by law.

23.3

The submission of the Chargor to the jurisdiction of the courts of Hong Kong and of any country as provided in Clause 23.2 shall not restrict the right of the Chargee to take proceedings against the Chargor in any other court(s) having, claiming or accepting jurisdiction over the Chargor or any of its assets, nor shall the taking of proceedings in any one or more jurisdiction(s) preclude the taking of proceedings in any other jurisdiction(s) whether concurrently or not.

24.	IMMUNITY
24.1

The Chargor agrees that in any legal action or proceedings against him or his assets in connection with this Charge, no immunity from such legal action or proceedings shall be claimed by or on behalf of the Chargor or with respect to his assets, and the Chargor irrevocably waives, to the extent permitted by the applicable law, with respect to himself and his revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds, including immunity in respect of:

(a)	suit;
(b)	jurisdiction of any court;
(c)	relief by way of injunction or order for specific performance or for the recovery of property;
(d)	attachment of his assets (whether before or after judgment); and
(e)

execution or enforcement of any judgment to which he or his revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that he will not claim any immunity in any such proceedings).

25.	EXPENSES
25.1

The Chargor and the Chargee shall be responsible for their own costs, charges and expenses (including legal fees) in connection with the negotiation, preparation, execution, perfection, preservation, protection, realisation or enforcement of or the exercise or attempted exercise of any security constituted by, or any power or remedy conferred under this Charge.

26.	DECLARATION BY THE CHARGOR
26.1	The Chargor confirms that before he signed this Charge and in relation to its nature, meaning, effect and risks:
(a)	he was recommended to take independent legal advice; and
(b)	he has taken or has had the opportunity to take independent legal advice.
26.2

The Chargor declares that in deciding to sign this Charge, he has not placed any reliance upon any advice, opinion or representation of the Chargee or any director, officer, employee, affiliate or agent of the Chargee.

IN WITNESS whereof the Chargor has duly executed this Charge as a deed on the day and year first above written.

THE CHARGOR

SIGNED SEALED and DELIVERED as a deed )

by ANDREY PROTOPOPOV)

(holder of Russian passport no.                 ))

in the presence of:)

SCHEDULE 1

PARTICULARS OF SHARES

All the issued shares in the capital of Fusion Factor Fintech Limited (Hong Kong Company No. 3312671), currently represented by one (1) issued ordinary share, fully paid as follows:

Number of Shares	Beneficial Owner	Registered Owner	Certificate Number
one (1) Ordinary	Andrey Protopopov	Andrey Protopopov	1

SCHEDULE 2

FORM OF TRANSFER DOCUMENT(S)

INSTRUMENT OF TRANSFER

Fusion Factor Fintech Limited

I/We,	Andrey Protopopov
of
in consideration of the sum of
paid to me/us by (name)
(occupation)
of (address)
(hereinafter “the said Transferee”)
do hereby transfer to the said Transferee the	share(s)

numbered
standing in my/our name in the register of:-

Fusion Factor Fintech Limited

to hold unto the said Transferee his Executors, Administrators or Assigns, subject to the several conditions upon which I/we hold the same at the time of execution hereof.  And I/we, the said Transferee do hereby agree to take the said share(s) subject to the same conditions.

Witness our hands theday of

Witness to the signature(s) of the Transferor -	) ) ) ) )
Witness's name and address:	) ) ) ) )	Andrey Protopopov (Transferor)

Witness to the signature(s) of the Transferee -	) ) ) ) )
Witness's name and address:	) ) ) )	(Transferee)

SOLD NOTE

Transferee
Address
Occupation

Name of company in which the share(s) to be transferred -

Fusion Factor Fintech Limited

Number of share(s)
Consideration received

(Transferor)	…………………………………………… Andrey Protopopov

Dated

BOUGHT NOTE

Transferor	Andrey Protopopov
Address
Occupation

Name of company in which the share(s) to be transferred -

Fusion Factor Fintech Limited

Number of share(s)
Consideration paid

(Transferee)

Dated

SCHEDULE 3

FORM OF LETTER OF RESIGNATION

To:	Board of Director(s) of

Fusion Factor Fintech Limited (the “Company”)

Date: []

I, the undersigned, hereby resign my position as director of the Company with immediate effect and hereby waive all claims to any fees or compensation with respect to my resignation.

SIGNED SEALED and DELIVERED	)
)
by	)
)
in the presence of:-)

SCHEDULE 4

FORM OF RESOLUTIONS

Fusion Factor Fintech Limited

(the “Company”)

Written Resolutions of the sole director/all directors of the Company dated

I/We, the undersigned, being the sole director/all the directors of the Company, hereby resolve:-

1.	TRANSFER OF SHARES

The following transfer be approved, and that Share Certificate be issued in favour of the Transferee:

TransferorTransfereeNo. of Shares

Andrey Protopopov

2.	APPOINTMENT OF DIRECTOR(S)

That the following person(s) be appointed director(s) of the Company with immediate effect:

3.	RESIGNATION OF DIRECTOR(S)

That the Letter(s) of Resignation signed by the following person(s) be accepted and that the same shall take effect forthwith:

4.	REGISTER OF DIRECTOR(S)

That the register of directors of the Company be updated to record the change in directors and any one director of the Company be hereby authorised and instructed to attend to the same and make the necessary filings with the Companies Registry in Hong Kong to reflect the change of directors

[signed by all directors]

SCHEDULE 5

FORM OF AUTHORISATION FROM DIRECTOR

To:	QIWI PLC

Date: [ ]

I/We am/are, at the date hereof, the sole director/all the directors of Fusion Factor Fintech Limited (the “Company”).

I/We refer to an undated written resolutions of the director(s) of the Company signed by me/us resolving to approve the transfer of all the shares in the Company to transferee(s) to be named, the appointment of new director(s) of the Company and my/our resignation as director(s) of the Company (the “Written Resolutions”).

I/We hereby irrevocably authorise you, at any time hereafter without my/our consent, to nominate such person(s) as you may in your absolute discretion determine to be director(s) of the Company and to complete the Written Resolutions in such manner as you may think fit, including to insert the date(s) (which can be any date(s) after the date hereof), the name(s) of additional director(s) and the names of the transferee(s) of the shares and the number of shares transferred.  I/We confirm and declare that the Written Resolutions as completed by you shall in all respects be valid and effective as a board resolution of the Company on the date and to the effect as stated therein, and be binding on me/us and on the Company.

I/We also refer to the undated letter(s) of resignation as director(s) of the Company signed by me/us.  I/We hereby irrevocably authorise you at any time hereafter without my/our consent to insert a date (which can be any date after the date hereof) on the letter of resignation, upon which my/our resignation of directorship shall take immediate effect.

[signed by all directors]

SCHEDULE 6

APPOINTMENT AND RIGHTS OF RECEIVERS

1.1	Appointment of Receivers

At any time after the security hereby created (the “Charged Assets”) has become enforceable, the Chargee may, by deed, or otherwise in writing signed by any officer or manager of the Chargee or any person authorised for this purpose by the Chargee, appoint one or more persons to be a Receiver or Receivers in respect of any or all of the Charged Assets and may from time to time fix his or their remunerations.  The Chargee may similarly remove any Receiver so appointed and appoint any person as additional or replacement Receiver(s).  If the Chargee appoints more than one person as Receiver, the Chargee may give those persons power to act either jointly or severally or jointly and severally.

1.2	Powers and rights of Receivers
1.2.1	Any Receiver appointed pursuant to this Schedule shall have, in relation to the Charged Assets in respect of which he is appointed:
(a)	the rights, powers, discretions, privileges and immunities conferred on mortgagors, mortgagees in possession and/or receivers by any applicable law;
(b)

the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do (including without limitation the right, in relation to the Company whose shares, ownership interests or other securities are charged pursuant to this Charge, to concur or participate in any of the matters specified in Clause 10.2 of this Charge, in each case in such manner and on such terms as such Receiver may think fit, and the proceeds of any such action shall form part of the security in favour of the Chargee);

(c)	the powers and rights conferred on the Chargee; and
(d)	the powers and rights set out below in paragraph 1.6 (Rights of Receivers),

1.2.2	Each Receiver shall in the exercise of such Receiver’s rights, powers, discretions, privileges and immunities conform to the directions and regulations from time to time given or made by the Chargee.
1.3	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for each Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by that Receiver.

1.4Remuneration

The Chargee may determine the remuneration of any Receiver and any maximum rate specified in any applicable legislation shall (to the extent capable of being excluded) not apply.  The Chargee may direct payment of that remuneration out of moneys such Receiver receives in its capacity as such.  The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of any Receiver.

1.5No liability for exercise of powers

Neither the Chargee nor any Receiver shall be liable for any losses, involuntary or otherwise, which arise in the exercise by the Chargee or such Receiver of its powers under this Charge unless caused by its breach of the terms of this Charge, wilful default or gross negligence.

1.6Rights of Receivers

Any Receiver appointed pursuant to this Schedule shall have the right, either in his own name or in the name of the Chargor (notwithstanding any dissolution or winding-up of the Chargor) or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Take possession

to take possession of the Charged Assets, and to require payment to it of all dividends including without limitation, to complete any instruments of transfer and sold note and to procure the transfer of the Charged Assets into the name of the Chargee or its nominee and, if necessary, take possession of and collect the share certificates and/or other documents of title relating to the Charged Assets, in each case, at the cost and risk of the Chargor;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person (including a new company formed pursuant to paragraph (c) (Hive down)) either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Hive down

to form a new company and to subscribe for or acquire (for cash or otherwise) any investment in or of the new company and to sell, transfer, assign, exchange and otherwise dispose of or realise any such investments or part thereof or any rights attaching thereto;

(d)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to this Charge or otherwise);

(e)	Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Receiver would be capable of exercising or doing if it were the absolute legal or beneficial owner of the Charged Assets (including without limitation the exercise of any or all of the voting rights in respect of the Charged Assets and the right to receive dividends);

(f)	Covenants and guarantees

to enter into bonds, covenants, guarantees, indemnities and other commitments and to make all payments needed to effect, maintain or satisfy them and to use the company seal of the Chargor (if any);

(g)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Charged Assets;

(h)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets and in addition to take or defend proceedings for the compulsory winding-up of the Chargor and proceedings for directions under section 255 of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or its equivalent in any other jurisdiction;

(i)	Redemption of Security

to redeem any security hereby created (whether or not having priority to this Charge) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(j)	Spend money

in the exercise of any of the above powers, to spend such sums as it may properly think fit and the Chargor shall forthwith on demand repay to the Chargee or the Receiver (as the case may be) all sums so spent together with interest on those sums at such rates as the Chargee may from time to time properly determine from the time they are paid or incurred and until repayment those sums (together with such interest) shall be secured by this Charge;

(k)	Acquisitions

to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the improvement or realisation of the whole or any part of the Charged Assets or otherwise for the benefit of the whole or any part of the Charged Assets;

(l)	Receipts

to give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Charged Asset;

(m)	Delegation

to delegate his powers in such manner and subject to such terms and condition as the Receiver may at his absolute discretion deem fit;

(n)	Appointment and Removal of Directors

to complete, date and put into effect any stock transfer form or instrument of transfer or sold note delivered in relation to the Charged Assets or any part thereof, any letter of resignation, any undated resolution(s)

of the board of directors of the Company and/or any other document(s) delivered to the Chargee pursuant to this Charge and to exercise all powers of appointment and/or removal of the directors of the Company attaching to the Charged Assets or any part thereof; and

(o)	Other powers

to do anything else he may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Chargee or any Receiver under or by virtue of any Transaction Document to which the Chargor is party and/or applicable statutory provisions and common law.